Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Between

MOTIVA ENTERPRISES LLC

(Seller)

and

THE PREMCOR REFINING GROUP INC.

(Buyer)

Covering the Acquisition of the Delaware City Refinery

and related assets

March 30, 2004

1

(continued)

2

(continued)

3

EXHIBITS

Exhibit A	– Form of Special Warranty Deed
Exhibit B	– Form of Bill of Sale
Exhibit C	– Form of Assignment and Assumption Agreement
Exhibit D	– Form of Transition Services Agreement
Exhibit E	– Form of Environmental Agreement
Exhibit F	– Form of First Amendment of Terminaling Agreement
Exhibit G	– Form of Pipeline Option Agreement
Exhibit H-1	– Inventory Measurement Procedures
Exhibit H-2	– Inventory Valuation Procedures
Exhibit I	– Technology Transfer Agreement

6

(continued)

			Page

		SCHEDULES
Schedule	1.01A	– Contracts
Schedule	1.01B	– Excluded Assets
Schedule	1.01C	– Leases and Easements
Schedule	1.01D	– Permitted Encumbrances
Schedule	1.01E	– Prepaid Expenses and Deposits
Schedule	1.01F	– Refinery Land
Schedule	1.01G	– Knowledge Individuals
Schedule	1.01H	– Equipment
Schedule	3.05	– Contingent Purchase Payments
Schedule	3.06	– Gasifier Performance Payments
Schedule	4.00	– Employment and Employee Benefits
Schedule	4.01	– Employees
Schedule	4.02	– Collective Bargaining Agreement/Union
Schedule	4.04(c)	– Supplemental Pension Benefits
Schedule	4.04(f)	– Post Retirement Funds
Schedule	5.03(a)	– Consents – Seller
Schedule	5.03(b)	– Non-Contravention – Seller
Schedule	5.04	– Litigation – Seller
Schedule	5.05	– Excluded Contracts
Schedule	5.08	– Compliance with Laws
Schedule	5.09	– Permits
Schedule	5.11	– Good and Marketable Title
Schedule	5.13	– Labor Matters
Schedule	6.03(a)	– Consents – Buyer
Schedule	6.03(b)	– Non-Contravention – Buyer
Schedule	6.04	– Litigation – Buyer
Schedule	10.01	– Pre-Closing Capital Budget Expenses
Schedule	10.05	– Additional Maintenance Items
Schedule	11.06	– Replacement Bonds, Guaranties
Schedule	12.02	– Tax Allocation
Schedule	16.04(a)	– Assignable Licensed Technology Rights
Schedule	16.04(b)	– Non-assignable Licensed Technology Rights
Schedule	16.06(b)	– Intellectual Property Infringement

7

ASSET PURCHASE AGREEMENT

(Delaware City Refinery)

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 30th day of March, 2004, by and between MOTIVA ENTERPRISES LLC, a Delaware limited liability company, hereinafter referred to as “Seller”, and THE PREMCOR REFINING GROUP INC., a Delaware corporation, hereinafter referred to as “Buyer.”

W I T N E S S E T H:

WHEREAS, Seller is the owner of a crude oil refinery complex commonly known as the Delaware City Refinery located in New Castle County, Delaware;

WHEREAS, Seller desires to sell or cause the sale of the Acquired Assets, as hereinafter defined; and

WHEREAS, Buyer desires to buy the Acquired Assets on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of Ten Dollars U.S. ($10.00), the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.01        Definitions. Terms which are defined in Sections other than Article I of this Agreement, shall have the meanings attributed to them where defined. As used in this Agreement, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“1031 Exchange” shall have the meaning set forth in Section 12.03.

“Acquired Assets” shall mean the Improvements, the Equipment, Rolling Stock and Vessels, the Refinery Land, the Refinery Feedstock Inventory, the Refinery Product Inventory, the Refinery Other Inventory, Prepaid Expenses and Deposits, Refinery Records and the Refinery Other Assets, but shall exclude (i) the Excluded Assets and (ii) all of those assets now owned by Seller or hereafter acquired by Seller and that are transferred, used or otherwise disposed of prior to Closing in the ordinary course of business.

“Acquired Employee” shall have the meaning set forth in Section 4.03(c) of Schedule 4.00.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. It is understood that (i) a company (hereinafter referred to as the parent company) directly “controls” another particular company if the parent company holds shares or equivalent ownership interest carrying more than fifty percent (50%) of the votes exercisable at a general meeting (or its equivalent) of the particular company, and (ii) a parent company indirectly “controls” another particular company if a series of companies can be specified beginning with the parent company and ending with the particular company so related that each company of the series owns, either directly or through one or companies in the series, more than a fifty percent (50%) interest in a later company in the series.

“Applicable Law” shall mean any applicable statute, law, ordinance, rule or regulation excluding Environmental Laws that for the purpose of clarity are governed by the Environmental Agreement.

“Base Rate” shall mean the lesser of (i) the per annum rate of interest calculated on a daily basis using the 3-month Treasury Bill rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points; and (ii) the maximum nonusurious rate of interest permitted by Applicable Law, such Base Rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Buyer Indemnified Party(ies)” shall have the meaning specified in Section 14.01(a).

“Claim” shall mean a dispute, claim, or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of an agreement).

“Claim Notice” shall have the meaning set forth in Section 14.04.

“Closing” shall mean the closing of the purchase and sale contemplated hereunder.

“Closing Date” shall mean the time and date established for the Closing pursuant to Section 3.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 4.02 of Schedule 4.00.

“Commitments” shall have the meaning set forth in Section 5.05.

“Confidential Information” shall have the meaning set forth in Section 20.14(a).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Seller and Buyer dated August 21, 2003.

“Contingent Purchase Payments” shall have the meaning set forth in Section 3.05.

“Contracts” shall mean all contracts, agreements, leases or any other obligations, responsibilities, liabilities, costs and expenses of whatever kind and nature (whether written or oral) which arise out of, or are incurred in connection with, the ownership of the Acquired Assets or the operation of the Refinery.

“Corrective Action” shall have the meaning as set forth in the Environmental Agreement.

“Damages” shall mean (a) any and all obligations, liabilities, damages (but excluding any indirect, special, punitive, exemplary and consequential damages other than such damages as may be awarded to a non-Affiliate third party against an Indemnified Party), fines, penalties, deficiencies, losses (but excluding lost profits except to the extent awarded to a non-Affiliate third party against an Indemnified Party), Judgments, settlements, costs and reasonably incurred expenses, interest, bonding and appellate costs and attorneys’, accountants’, engineers’, consultants’ and investigators’ reasonable fees and disbursements, in each case after the application of any and all amounts actually recovered by the Indemnified Party under insurance contracts or similar arrangements (but excluding self-insurance arrangements) except to the extent such amounts have been subrogated to an insurance carrier and from non-Affiliate third parties by the Person claiming indemnity and (b) interest on such aforesaid items consistent with the Applicable Law at (i) the Base Rate beginning thirty (30) days after the date on which the Indemnified Party makes a payment in respect of a claim or demand asserted by a non-Affiliate third party against the Indemnified Party for which the Indemnified Party is entitled to indemnification or recovery hereunder or (ii) the Late Payment Rate beginning on the date a final and non-appealable judgment or award is entered in favor of the Indemnified Party, if such claim does not arise out of a claim or demand asserted by a non-Affiliate third party against the Indemnified Party.

“Deliverable Items” shall mean design manuals, operation manuals, blue prints, engineering studies and engineering reports and with respect to computer software, object code and source code; user operations and system documentation; system engineering and design information; and all associated data files and data bases to the extent such systems exist for the operations of the Refinery and can be delivered by a Party.

“Effective Time” shall mean 12:01 A.M. Eastern Time on the day of the Closing Date.

“Employees” shall have the meaning set forth in Section 4.01 of Schedule 4.00.

“Employment Commencement Date” shall mean the Effective Time.

“Environmental Agreement” shall have the meaning as set forth in Section 13.01.

“Environmental Claim” shall mean any administrative, regulatory or judicial action, suit, order, demand, directive, claim, lien, investigation, proceeding or written or oral notice of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or release of, or exposure to, any Hazardous Substances; or (ii) the failure to comply with any Environmental Laws.

“Environmental Condition” shall mean any condition at, on, under or within the Refinery or migrating to or from the Refinery Land, in each case arising out of the presence or release of any Hazardous Substances and requiring Corrective Action.

“Environmental Laws” shall have the meaning as set forth in the Environmental Agreement.

“Environmental Permits” shall have the meaning as set forth in the Environmental Agreement.

“Equipment” shall mean all furnishings, furniture, computer hardware, telecommunications equipment, fittings, machinery, refining process units, tools, spare parts, apparatus, tanks, meters, pumps, engines, compressors, pipes, valves, connections, regulators, sewers, appliances, signs and all other articles of tangible personal property of every kind whatsoever (excluding Improvements) in all cases owned by or leased to Seller that in the normal course of business are located on the Refinery Land or are used in or held for use by Seller primarily in the Operations. Equipment shall include those items described on Schedule 1.01H hereto.

“ERISA” shall have the meaning set forth in Section 4.04(a) of Schedule 4.00.

“Excluded Assets” shall mean (i) all of Seller’s or its Affiliates cash, deposits and bank accounts; (ii) all accounts receivable or exchange balances owed to Seller or its Affiliates by reason of deliveries made by Seller or its Affiliates or on account of the Acquired Assets prior to the Effective Time; (iii) the financial books and records of Seller or its Affiliates and the personnel, employment and other records of Seller as to their former employees other than the Refinery Records; (iv) any claims or other rights to receive monies arising prior to or after the date of execution hereof which Seller or its Affiliates has or may have which are attributable to its ownership of the Acquired Assets prior to the Effective Time; (v) all company minute books and similar materials related to maintenance of company records other than the Refinery Records; (vi) all excess insurance proceeds under Section 12.09; (vii) all Intellectual Property and Trademarks not conveyed by Article XVI of this Agreement; (viii) all additives used by Seller in finished products; (ix) the Internet IP address space owned by Shell Oil Company and used by Seller with respect to the personal computers located at the Refinery; and (x) those assets described on Schedule 1.01B or listed as Excluded Contracts on Schedule 5.05.

“Force Majeure Event” shall mean any (1) fire, explosion, strike, lock out, casualty or accident; (2) act of God, including epidemic, hurricane, tornado, earthquake, cyclone or flood; (3) war, revolution, civil commotion, act of enemies, blockade, or embargo; or (4) other similar occurrences or acts beyond the reasonable control of a Party hereto, which act or occurrence shall make it impossible for the Party concerned to carry out the obligations of such Party under this Agreement (but lack of financial ability shall not be a Force Majeure Event). Those provisions in this Agreement regarding Force Majeure Events shall only be applicable in the specific situation(s) in which this Agreement expressly provides they shall apply and in no other situations.

“Gasifier Complex” shall mean that certain gasifier and cogeneration production facility located on the Refinery Land.

“Gasifier Performance Payments” shall have the meaning set forth in Section 3.06.

“Governmental Authority” shall mean the United States and any foreign, state, county, city or other political subdivision, agency, court or instrumentality and any self regulatory organization, such as a securities exchange.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” shall have the meaning as set forth in the Environmental Agreement.

“Improvements” shall mean any and all buildings, structures, fixtures or other improvements owned by or leased to Seller that are attached or affixed to the Refinery Land.

“Indemnified Party” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, held harmless or defended pursuant to this Agreement including a Buyer Indemnified Party and a Seller Indemnified Party.

“Indemnifying Party” shall refer to the Party having the obligation to indemnify, hold harmless or defend pursuant to this Agreement.

“Intangible Property” shall mean (i) any and all business trade secrets, including sales tools and supplier lists and (ii) other intangible properties, including any goodwill or going concern value associated with any of the foregoing, but excluding in each case all Intellectual Property held by Seller or used in the Operations, any customer lists and any of Seller’s business or marketing plans.

“Intellectual Property” shall mean intellectual and similar property of every kind and nature that is being used in the Operation of the Refinery as of the Effective Time (i) that was licensed by Texaco Inc. and certain of its Affiliates, Saudi Refining Inc. and certain of its Affiliates or Shell Oil Company and certain of its Affiliates to Seller on a non-exclusive basis for Seller’s Use and for which Seller enjoys a right to grant a sublicense to a purchaser of the Acquired Assets or (ii) that is owned by Seller and that Seller has a right to grant a non-exclusive license to Use including patents, patent applications, inventions, invention disclosures, copyrights, including registrations and applications to register copyrights, formulae, processes, engineering data, designs, know-how, show-how, confidential or proprietary technical information and trade secrets or other similar data or information and computer software, but excluding Trademarks.

“Inventory” shall mean collectively the Refinery Feedstock Inventory and the Refinery Product Inventory.

“Inventory Balance” shall have the meaning set forth in Section 3.03(d).

“Inventory Deposit” shall have the meaning set forth in Section 3.03(a).

“Inventory Statement” shall have the meaning set forth in Section 3.03(c).

“Inventory Value” shall have the meaning set forth in Section 3.03(c).

“Judgments” shall mean all judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or administrative or Governmental Authority, bureau or agency.

“Known” “Knowledge” or “To the Knowledge of” or “Within the knowledge of” shall mean the actual knowledge of the respective Seller and Buyer individuals listed on Schedule 1.01G without independent investigation or inquiry.

“Late Payment Rate” shall mean the lesser of (i) the Base Rate, plus five hundred (500) basis points per annum, or (ii) the maximum rate of interest permitted by Applicable Law, such rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

“Leases and Easements” shall mean, collectively, those real property leases and easements described on Schedule 1.01C.

“Legal Requirements” shall mean any and all (i) Applicable Laws; (ii) applicable Judgments; (iii) contracts with any federal, state, local or foreign court, arbitrator or administrative or Governmental Authority, bureau or agency relating to compliance with matters described in (i) or (ii) above, and (iv) applicable Permits; and as any of the foregoing matters described in (i) through (iv) above may have been waived, amended, varied or otherwise modified by any Permit or Permit-related proceedings or other applicable proceedings.

“Licensed Technology Rights” shall mean intellectual and similar property of every kind and nature, except Intellectual Property, licensed by third parties to Seller or its Affiliate before the Effective Time, for the Operations of the Refinery including patents, patent applications, inventions, invention disclosures, copyrights, including registrations and applications to register copyrights, formulae, processes, engineering data, designs, know-how, show-how, confidential or proprietary technical information and trade secrets or other similar data or information and computer software but excluding all Trademarks.

“Liens” shall mean any and all liens, mortgages, charges, pledges, security interests, burdens, easements, rights of way, zoning ordinances, mineral exceptions or other encumbrances of any nature whatsoever, including such as has arisen under any Contracts or Judgments.

“Material Adverse Effect” shall mean the result of any act(s), omission(s), conduct, occurrence(s), condition(s) or situation(s), or any combination thereof if the same have or could reasonably result (either individually or in the aggregate) in actual adverse effect in excess of Five Million Dollars ($5,000,000.00) annually with respect to cash flow before tax derived from the Operations on a recurring basis for a period of at least three (3) years or Fifteen Million Dollars ($15,000,000.00) with respect to the value of any of the Acquired Assets (for the types of purposes to which the same have been or could lawfully have been devoted at any time during the six (6) month period immediately prior to the date of this Agreement).

“Non-Represented Employee” shall have the meaning set forth in Section 4.01(b) of Schedule 4.00.

“Obligations” shall mean duties, liabilities and obligations, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Operations” shall mean those activities conducted by Seller or its Affiliates in the normal course of business prior to the Effective Time utilizing the Acquired Assets in the operation of the Refinery.

“Party” and “Parties” shall mean each of Seller and Buyer and collectively Seller and Buyer.

“Permits” shall mean any and all permits, temporary permits to construct or operate, authorizations, approvals, registrations, rights of way, orders, waivers, variances or other licenses issued or granted by any federal, state or local administrative or Governmental Authority, bureau or agency (i) under any Legal Requirement; or (ii) under or pursuant to any Judgment or any Contract with any such administrative or Governmental Authority, bureau or agency relating in each case to compliance with any Legal Requirement; excluding in the case of (i) and (ii) above Environmental Permits.

“Permitted Encumbrances” shall mean any Liens that (i) are Leases and Easements (ii) are listed on Schedule 1.01D; (iii) are of record; (iv) are included the land restrictions to be placed upon approximately 500 acres of the Refinery Land prior to the Closing Date or (v) are caused or created by Buyer.

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or agency, unit or instrumentality thereof.

“Prepaid Expenses and Deposits” shall mean those expenses and deposits listed on Schedule 1.01E.

“Receiving Party” shall have the meaning set forth in Section 20.14(e).

“Refinery” shall mean that certain crude oil refinery known as the Delaware City refinery located on the Refinery Land including the Gasifier Complex.

“Refinery Feedstock Inventory” shall mean crude oil, blendstock, feedstock and intermediate petroleum products owned by Seller and which are located at the Refinery as of the Effective Time or that are in transit to the Refinery as of the Effective Time but excluding hydrocarbons in process units, or in interconnecting lines at the Refinery.

“Refinery Land” shall mean the tract(s) (or parcel(s)) of land described in Schedule 1.01F, together with easements, appurtenances, submerged land easements, rights and leases, navigation and mooring rights and other hereditaments appurtenant to such land and all the estates and rights of Seller in and to said land, subject to Permitted Encumbrances and excluding mineral rights thereon.

“Refinery Other Assets” shall mean any and all Intangible Property, Contracts that are transferred to Buyer hereunder, Leases and Easements, Permits and Environmental Permits that are transferred to Buyer hereunder, membership interests in Delaware Bay and River Coop, the line space allocation on the pipelines downstream of the Refinery (excluding the Buckeye/Laurel pipeline) through which Refinery products have been transported by Seller and Intellectual Property or licenses therefor in all cases owned by or leased to Seller that in the normal course of business are located on the Refinery Land or are used in or held for use by Seller primarily in the Operations.

“Refinery Other Inventory” shall mean the catalysts; chemicals; additives (excluding additives used by Seller in finished products); store stocks; supplies; and crude oil, feedstocks, intermediate petroleum products, hydrocarbons and refined petroleum products located in process units or interconnecting lines in all cases that are owned by Seller and are located at the Refinery as of the Effective Time or that are used in or held for use by Seller primarily in the Operations, wherever located.

“Refinery Product Inventory” shall mean refined products (including petroleum coke) owned by Seller that are located at the Refinery as of the Effective Time but excluding hydrocarbons located in process units or interconnecting lines at the Refinery.

“Refinery Records” shall mean Seller’s or its Affiliates books and records, in any form or media, operational, maintenance, construction, environmental and technical records located at the Refinery and exclusively used by or for the Refinery relating to Operations or the Acquired Assets up to the Effective Time. For the avoidance of doubt, Refinery Records specifically excludes (i) any of the Seller’s or its Affiliates’ business plans, strategies and financial records that address or reflect activities outside of the Refinery; (ii) any of Seller’s or its Affiliates’ company minute books and records, Tax Returns or other materials that do not pertain to the Acquired Assets or ongoing day-to-day operation of the Operations and (iii) personnel or medical records for which the Acquired Employee’s written consent to the release of such record is not obtained.

“Related Agreements” shall mean the agreements listed in Section 3.02(c) and any other agreements or documents executed in connection with or as required under this Agreement.

“Rolling Stock and Vessels” shall mean all vehicles, trucks, tractors, trailers, rail cars and vessels and barges, all whether owned, leased or subject to a contract of purchase and sale, or lease commitment, that are primarily used by Seller in the Operations, excluding trucks and trailers used in delivery of refined petroleum products to retail gasoline stations.

“Represented Employee” shall have the meaning specified in Section 4.01(a) of Schedule 4.00.

“Seller Indemnified Party(ies)” shall have the meaning specified in Section 14.01(b).

“Severance Benefit” shall have the meaning specified in Section 4.04(e) of Schedule 4.00.

“Taxes” shall mean all United States federal, state, local or foreign income, profits, gross receipts, windfall profits, severance, real or personal property, intangible property, occupation, production, franchise, capital gains, employment, withholding, social security (or similar), disability, registration, stamp, payroll, goods and services, alternative or add-on minimum tax, or any other taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any governmental entity, including environmental taxes imposed pursuant to Chapter 38 of the Code, and similar state laws, excise taxes, customs duties, utility, property, sales, use, value added, transfer and fuel taxes, or other like assessment or charge of any kind whatsoever, together with any interest, fines, penalties or additions to tax attributable to or imposed on or in respect thereof imposed by any Governmental Authority, whether or not disputed, including all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement.

“Tax Allocation” shall have the meaning set forth in Section 12.02.

“Tax Return” shall mean any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Tax.

“Testing Agent” shall have the meaning specified in Section 3.03(b).

“Third Party Claims” shall have the meaning specified in Section 14.04.

“Third Party Property” shall mean improvements, equipment, inventory and any other tangible personal property located on the Refinery Land as of the Effective Time that are not owned by or leased to Seller including such property that is set forth on Schedule 1.01B.

“Title Company” shall have the meaning specified in Section 12.05.

“Trademarks” shall mean with regard to Seller, Texaco Inc, and Trademark Management BV: (i) any and all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress, word marks, word mark registrations, word mark applications and trade names, including the names Shell, Texaco, Motiva Enterprises LLC, and the Pecten and Texaco logos, used or licensed to Seller in connection with respect to any of the Operations; and (ii) the goodwill of the Operations in connection with which such Trademarks have been used.

“Use” or its derivative words means make, use, have made and sell, import and reproduce, distribute, publicly perform, publicly display and make a derivative work.

“WARN Act” shall have the meaning specified in Section 4.05(a) of Schedule 4.00.

1.02        Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)        All references herein to Articles, Sections, Exhibits and Schedules are to Articles and Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated;

(b)        The headings of the Articles, Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof;

(c)        In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto, the provisions of the main body of this Agreement shall prevail;

(d)        Except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time;

(e)        Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar impart;

(f)        Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa;

(g)        A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document;

(h)        A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns;

(i)          A reference to a writing includes a facsimile transmission of it and any means of reproducing of its words in a tangible and permanently visible form;

(j)        The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(k)        The word “or” will have the inclusive meaning represented by the phrase “and/or”;

(l)        The phrase “and/or” when used in a conjunctive phrase, shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it shall mean that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them;

(m)        “Shall” and “will” have equal force and effect;

(n)        Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Savings Time, as applicable on the date in question in New Castle County, Delaware;

(o)        References to “$” or to “dollars” shall mean the lawful currency of the United States of America; and

(p)        All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

ARTICLE II

SALE AND PURCHASE; PURCHASE PRICE; METHOD OF PAYMENT;

LIMITED ASSUMPTION AND RETENTION OF LIABILITIES

2.01         Sale and Purchase. Subject to the conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver or cause the sale, assignment, transfer, conveyance and delivery to Buyer, and Buyer agrees to purchase and accept or cause its Affiliates to purchase and accept from Seller or its Affiliate, the Acquired Assets at the Closing.

2.02         Purchase Price. For and in consideration of the respective conveyances, assignments, representations, warranties and covenants described herein and entry into the Agreements listed in Section 3.02(c) and performance of the terms thereof, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer the purchase price, and other consideration, as follows:

(a) Eight Hundred Million Dollars ($800,000,000) (the “Closing Date Payment”) payable at the Closing subject to adjustment pursuant to Section 3.04;

(b) the purchase price for the Inventory, which shall be determined and paid pursuant to Section 3.03;

(c)        the Contingent Purchase Payments, which shall be payable pursuant to Section 3.05, the aggregate of which shall not exceed Seventy Five Million Dollars ($75,000,000);

(d)        the Gasifier Performance Payments, which shall be payable pursuant to Section 3.06, the aggregate of which shall not exceed Fifty Million Dollars ($50,000,000); and

(e)        Buyer’s post-Closing obligations to provide goods and services to Seller or its Affiliates under the Agreements listed in Section 3.02(c).

2.03         Method of Payment. All amounts to be disbursed at or, pursuant to the terms of this Agreement, prior to the Closing or paid after Closing based on adjustments, shall be made in immediately available U.S. funds, by wire transfer to a U.S. bank account designated by Seller or by any other means agreed to by Seller.

2.04         Assumed Obligations and Retained Obligations.

(a)        From and after the Effective Time, subject to the other provisions of this Agreement, Buyer shall assume and agree to pay, perform and discharge when due the following Obligations of Seller:

(i)        all Obligations of Seller under the Contracts (other than the excluded contracts described on Schedule 5.05 hereto), and under the Leases and Easements, but only such Obligations as are payable or otherwise performable on or after the Effective Time;

(ii)        all Obligations under purchase orders accepted by Seller in the ordinary course of business that have not as of the Effective Time been filled; and

(iii)        all Obligations arising from the ownership, operation or Use of the Acquired Assets after the Effective Time.

(b)        The Buyer is not assuming, nor shall Buyer be deemed to have assumed, any Obligation of Seller or its Affiliates of any kind or nature whatsoever, except as expressly provided in this Section or as otherwise expressly provided for in this Agreement or in any Related Agreement.

(c)        Seller shall retain and agree to pay, perform and discharge when due, subject to the other provisions of this Agreement, all Obligations of Seller not specifically assumed by Buyer herein.

ARTICLE III

CLOSING

3.01         Place and Time. The Closing shall take place at the offices of Seller, 711 Louisiana, Suite 11000, Houston, Texas 77002, on the earlier of (i) five (5) Business Days following satisfaction of all of the conditions to close contained herein or (ii) October 1, 2004, or on such other date as Buyer and Seller may mutually agree.

3.02         Transactions and Deliveries at or Prior to Closing.

(a)        At or prior to the Closing, Seller shall deliver to Buyer:

(i)        a properly executed and acknowledged special warranty deed or deeds to the Refinery Land, the Improvements thereon, and the appurtenances thereto, each such deed to be in the form of Exhibit A and containing restrictions of use of the Refinery Land to industrial and commercial as applicable to its present uses;

(ii)        a Bill of Sale to be in the form of Exhibit B along with any other properly executed and acknowledged general conveyances for any other of the Acquired Assets not conveyed pursuant to such Bill of Sale (excluding the Refinery Land);

(iii)        copies of the resolutions of Seller and each Affiliate that is a party to a Related Agreement, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party (in each case to the extent required by such Person’s organizational documents);

(iv)        certificates of incumbency and specimen signatures of the signatory officers of Seller and its Affiliate that is a party to a Related Agreement;

(v)        a short-form Good Standing Certificate issued by the Secretary of State for the State of Delaware in respect of Seller;

(vi)        copies of consents of third parties required to be obtained prior to the assignment of the Leases and Easements, Permits and the Contracts to be assigned pursuant to Section 3.02(a)(ii);

(vii)        grants of Intellectual Property as set forth in Article XVI; and

(viii)        any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated hereby.

(b)        At or prior to the Closing, Buyer shall deliver to Seller:

(i)        the Closing Date Payment specified in Section 2.02(a), adjusted as provided in Section 3.04;

(ii)        the Inventory Deposit specified in Section 3.03(a);

(iii)        copies of the resolutions of Buyer and its Affiliate that is a Party to a Related Agreement, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party (in each case to the extent required by such Person’s organizational documents);

(iv)        certificates of incumbency and specimen signatures of the signatory officers of Buyer and its Affiliate that is a party to a Related Agreement;

(v)        a short-form Good Standing Certificate issued by the Secretary of State for the State of Delaware in respect of Buyer;

(vi)        a resale certificate and any other certificates or instruments necessary for the sale and transfer of the Inventory without any sales, excise or use Taxes of any Governmental Authority all to be in form reasonably satisfactory to Seller; and

(vii)        any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated hereby.

(c)        At the Closing, Buyer or Buyer’s Affiliates and Seller or Seller’s Affiliates shall enter into the following agreements:

(i)        an Assignment and Assumption Agreement to be in the form of Exhibit C for the assignment and assumption of the Contracts, the Leases and Easements, and the Permits for which no consent to assignment is required or for which any required consent to assignment has been obtained or waived by the third party. Additionally the Parties agree to execute and deliver such other forms of conveyance as may be required by any Governmental Authority or third party;

(ii)        a Transition Services Agreement to be in the form of Exhibit D, if the Parties agree such agreement is necessary or desirable;

(iii)        Environmental Agreement, as set forth in Exhibit E;

(iv)        First Amendment to Terminaling Agreement as set forth in Exhibit F; and

(v)        Pipeline Option Agreement in the form of Exhibit G.

3.03         Inventory Value.

(a)        At the Closing, Buyer shall pay Seller an amount (the “Inventory Deposit”) as an initial payment for the estimated value of the Inventory as of the Closing Date. Seller shall make a good faith estimate five (5) Business Days prior to the Closing Date of the estimated value of the Inventory and provide a copy thereof to Buyer setting forth the ownership, types, characteristics and volumes, on a tank, vessel or location basis, of Refinery Feedstock Inventory and Refinery Product Inventory. The Inventory Deposit shall be an amount equal to 95% of the estimated Inventory Value as reasonably estimated by Seller. Seller shall value the Inventory in accordance with the measurement procedures set forth in Exhibit H-1 and in accordance with the valuation procedures set forth in Exhibit H-2. Buyer shall be permitted to have representatives present to observe any measurements taken by Seller.

(b)        An independent inspector (the “Testing Agent”) shall be engaged by mutual agreement of Seller and Buyer. The Testing Agent shall measure the Inventory as of Effective Time at the respective locations of the Inventory on the Closing Date. The Inventory shall be measured by the Testing Agent in accordance with the procedures set forth on Exhibit H-1 attached hereto. The Testing Agent shall issue a written report (the “Testing Agent Report”) within twenty (20) days after the Closing Date setting forth the volumes and quantities of the Inventory as of the Effective Time. The fees and expenses of the Testing Agent shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

(c)        As soon as practicable, but in any event no later than ten (10) days following receipt of the Testing Agent Report, Seller shall cause to be prepared and delivered to Buyer a statement (the “Inventory Statement”) setting forth the volume of the Inventory as measured by the Testing Agent as of the Closing Date and the value of the Inventory (the “Inventory Value”) which shall be determined in accordance with the procedures set forth on Exhibit H-2. Buyer shall give Seller notice of its acceptance of or objection to the computations in the Inventory Statement no later than twenty (20) days following its receipt of the Inventory Statement (the date of Seller’s receipt of such acceptance or rejection, or the expiration of such 20 day period with no notice having been given, shall be the “Inventory Notice Date”). If Buyer fails to give such notice before the end of such twenty (20) day period, then the Inventory Statement will be deemed final and binding upon the Parties. If Buyer gives such notice to Seller of Buyer’s objection within such twenty (20) days, and Buyer and Seller are unable to resolve the issues in dispute within seven (7) days after delivery of such notice of objection, each of Buyer’s and Seller’s positions with respect to the computation of the Inventory Value will be submitted to a party mutually selected by the Parties (the “Inspector”) for resolution. If the computation of the Inventory Value is submitted to the Inspector for resolution, (x) each Party will furnish to the Inspector such workpapers and other documents and information relating to the disputed issues as the Inspector may request and are available to that Party, and will be afforded the opportunity to present to the Inspector any material relating to such issues and to discuss the same with the Inspector; (y) the Inspector’s determination or computation of the Inventory Value shall be binding and conclusive on the Parties and will be deemed to be the final Inventory Value; and (z) the fees and expenses of the Inspector for such determination will be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

(d)        If the sum of the Inventory Value minus the Inventory Deposit (the “Inventory Balance”) is greater than zero, then Buyer shall pay to Seller, without offset or deduction, an amount equal to the Inventory Balance by wire transfer of immediately available funds to such account or accounts of Seller, as may be designated by Seller. If the amount of the Inventory Balance is less than zero, then Seller shall pay to Buyer, without offset or deduction, an amount equal to such deficit by wire transfer of immediately available funds to such account or accounts of Buyer, as may be designated by Buyer. All such undisputed amounts shall be paid by the relevant Party to the other Party within five (5) Business Days of the Inventory Computation Date. All disputed amounts shall be paid by the relevant Party to the other Party within five (5) Business Days of the resolution of such disputed amounts. All amounts payable pursuant to this Section 3.03 (both disputed and undisputed amounts) shall bear interest from and including the date payment is scheduled to be made to, but excluding, the date of payment at a rate per annum equal to seven percent (7%) for the first thirty (30) days such payment is past due and at a rate per annum equal to fifteen percent (15%) for all subsequent periods such payment is past due, in either event not to exceed the maximum rate permitted by Applicable Law. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

(e)        Each Party agrees that, following the Closing, it shall not take any actions with respect to the accounting books, records, policies and procedures of itself or its Affiliates that would obstruct or prevent the preparation of the Inventory Statement as provided in this Section 3.03. The Parties shall cooperate with each other in the preparation of the Inventory Statement, if requested by another Party.

(f)        Except as set forth in Section 3.03(b), Buyer and Seller shall each bear its own expenses incurred in connection with the preparation and review of the Inventory Statement.

3.04         Closing Adjustments. At the Closing, the amount of the Closing Date Payment payable by Buyer shall be adjusted by the following:

(a)        Reduced by an amount, if any, equal to Seller’s reimbursement for fifty percent (50%) of title insurance premiums and survey expenses pursuant to Section 12.05;

(b)        Increased or reduced, as applicable, by an amount, if any, equal to the pro-ration of lease and rental payments pursuant to Section 12.07(a);

(c)        Reduced by an amount, if any, equal to the pro-ration of property Taxes pursuant to Section 12.07(c); and

(d)        Reduced by the amount of the transferred liability for post-retirement healthcare and life insurance as contemplated in Schedule 4.00.

3.05         Contingent Purchase Payments. Buyer shall pay Seller subsequent to the Closing certain contingent purchase payments (the “Contingent Purchase Payments”) in the amounts of and as determined pursuant to Schedule 3.05.

3.06         Gasifier Performance Payments. Buyer shall pay Seller subsequent to the Closing certain contingent purchase payments related to the performance of the Gasifier Complex (the “Gasifier Performance Payments”) in the amounts of and as determined pursuant to Schedule 3.06.

ARTICLE IV

EMPLOYMENT AND EMPLOYEE BENEFITS

4.01         Employee Matters. Seller and Buyer agree to the provisions concerning employees and employee benefits as set forth in Schedule 4.00.

ARTICLE V

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer to the Knowledge of Seller, except with respect to Sections 5.01, 5.02, and 5.11 which shall not be limited to the Knowledge of Seller, as follows:

5.01         Organization and Standing. Seller and each of its Affiliates that is a party to a Related Agreement is a corporation, limited liability company or a partnership duly formed and is validly existing, in good standing under the laws of the State of Delaware and is in good standing as a corporation, limited liability company or a partnership in all jurisdictions where the nature of its properties or business requires it.

5.02         Authority and Binding Obligations. Seller and each of its Affiliates that is a party to a Related Agreement has the power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements, as applicable. The execution, delivery, and performance of this Agreement and of the Related Agreements by Seller or its Affiliate which is a party

(a)        have been duly authorized by requisite company action; and

(b)        do not conflict or result in a violation or breach of or result in the acceleration of rights, benefits or payments under the organizational documents of the Seller or the Affiliate which is a party.

Each of this Agreement and the Related Agreements constitute a legal, valid and binding obligation of Seller and each of its Affiliates that is a party to a Related Agreement, enforceable against Seller and each of its Affiliates that is a party in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.03         Consent; Non-Contravention.

(a)        Except as otherwise set forth in Schedule 5.03(a), no consent, waiver, approval, order, authorization or other action by or filings with any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Seller, and each of its Affiliates that is a party to a Related Agreement, of this Agreement or the Related Agreements.

(b)        Except as specified in Schedule 5.03(b), neither the execution and delivery of this Agreement or the Related Agreements by Seller, and each of its Affiliates that is a party to a Related Agreement, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Seller or its Affiliates are directly or indirectly a party or are directly or indirectly subject, except for such violations and conflicts that will not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or the Related Agreements, (ii) prevent Seller or its Affiliate that is a party from performing its obligations under this Agreement or the Related Agreements, or (iii) result in a Material Adverse Effect.

5.04         Litigation. Except as set forth in Schedule 5.04, there are no lawsuits or other proceedings pending or threatened against or affecting Seller or each of its Affiliates that is a party to a Related Agreement, the Operations or any of the Acquired Assets by or before any Governmental Authority or third party with respect to which there is a reasonable probability of an adverse determination that would have a Material Adverse Effect.

5.05         Contracts and Commitments. Schedule 1.01A contains an accurate and complete list of each Contract as of the date of this Agreement but not otherwise listed in Schedule 1.01C – Leases and Easements or Schedule 5.05 – Excluded Contracts to which Seller is a party and that requires total payments to or by Seller of at least One Million Dollars ($1,000,000) annually (other than spot crude contracts, spot product contracts, transportation contracts, and crude supply contracts) (the “Commitments”). Each Commitment is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as specified in Schedule 1.01A, Seller is not, nor is any other party thereto, in default under any of the Commitments where such defaults would result in a Material Adverse Effect. Except as specified in Schedule 1.01A since the date of this Agreement, Seller has not received written notice of cancellation or termination of any Commitment from any party thereto. Seller shall be permitted to supplement and amend Schedule 1.01A prior to the Closing with Commitments to which Seller has entered in the normal course of business between the date of this Agreement and the Closing, provided, however, such additional Commitments shall not exceed $500,000 without the consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

5.06         Leases and Easements.

(a)        Except for Leases and Easements, the failure of which to possess or hold would not have a Material Adverse Effect, Schedule 1.01C contains an accurate and complete list of Leases and Easements held by Seller and related to the Operations. All Leases and Easements are

(i)        legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and

(ii)        in full force and effect except as would not have a Material Adverse Effect.

(b)        Except for matters that do not materially interfere with Seller’s rights, Seller enjoys peaceful and undisturbed possession under the Easements and Leases.

(c)        All pipelines, pipelines easements, utility lines, utility easements and other easements, leaseholds and rights of way burdening any of the Refinery Land, except for such which would not have a Material Adverse Effect, are set forth on Schedule 1.01C. The Refinery Land is also encumbered by the terms set forth on Schedule 1.01D.

5.07         Condition of Acquired Assets. Subject to the provisions of Section 12.09, the tangible Acquired Assets will be as of the Closing Date in substantially the same condition and repair, ordinary wear and tear excepted, as of the date of this Agreement. WITHOUT LIMITING THE PRECEDING AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE, AND SELLER MAKES NO AND DISCLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (I) THE QUALITY, CONDITION, OR OPERABILITY OF ANY ACQUIRED ASSET, (II) ITS MERCHANTABILITY, (III) ITS FITNESS FOR ANY PARTICULAR PURPOSE, OR (IV) ITS CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, AND ALL TANGIBLE ACQUIRED ASSETS SHALL BE DELIVERED “AS IS, WHERE IS” IN THE CONDITION IN WHICH THE SAME EXISTS AS OF THE CLOSING DATE.

5.08         Compliance with Laws. As of the date of this Agreement, Seller is in compliance with all Applicable Laws relating to the Acquired Assets or the Operations, except as set forth on Schedule 5.08 or where the noncompliance with which would not result in a Material Adverse Effect. Without limiting the generality of the preceding, Seller makes no representation or warranty in this Section 5.08 with respect to Environmental Laws for which the sole representations and warranties of Seller for such issues are set forth in the Environmental Agreement.

5.09         Permits. Schedule 5.09 contains a true and complete list of Seller’s or its Affiliates’ material Permits (excluding Environmental Permits) used in connection with the Acquired Assets or the Operations as of the date of this Agreement; provided, however, Seller is not making any representation or warranty that any Permits can be transferred as of the Closing Date or can be maintained by Buyer from and after the Closing. The Permits set forth in Schedule 5.09 are all of the material Permits (excluding Environmental Permits) which are necessary for the Operations as of the date of this Agreement. Seller has performed all obligations required to be performed by it to date under the Permits set forth in Schedule 5.09 to which it is a party, and is not in default under any obligation of any such Permits, except when such default would not have a Material Adverse Effect.

5.10         Taxes. There are no tax liens open, pending against or, threatened against the Acquired Assets. Seller or its Affiliates have filed (or will cause to be filed) all Tax Returns (other than Tax Returns for Taxes based upon income) relating to the Operations and Acquired Assets that are required to be filed with respect to all periods ending prior to the Effective Time, and such Tax Returns are (and will be) true, correct and complete in all material respects and were (and will be) prepared in conformity with all Applicable Law, and Seller or its Affiliates have paid (or will pay when due) all Taxes due on such Tax Returns as owing which are attributable to any taxable period or portion thereof that ends on or before the Closing Date except for amounts being contested in good faith by appropriate proceedings.

5.11         Good and Marketable Title.

(a)        Schedule 1.01F contains a true and complete description of the Refinery Land used in the Operations, and such Refinery Land is described by metes and bounds.

(b)        Except as specified in Schedule 5.11, Seller has good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, except for Acquired Assets sold, consumed or otherwise disposed of in the ordinary course of business in accordance with the procedures set forth in Section 10.01 and consistent with past practices, free and clear of any Liens, other than Permitted Encumbrances.

5.12         Condemnation. There are no pending or threatened condemnation or eminent domain proceedings or contemplated sales in lieu thereof, involving a partial or total taking of any of the Refinery Land.

5.13         Labor Matters. Except as set forth on Schedule 5.13, Seller has not received any written charges of discrimination, notification of any unfair labor practice charges or complaints pending before any court or agency having jurisdiction thereof nor are there any current union representation claims involving any of the Employees. Seller is not aware of any strike, work stoppages, work slowdowns or lockouts or of any threats thereof, except for routine grievance matters, by or with respect to any of the Employees. Since January 1, 2001, there have been no significant labor disputes, strikes, slowdowns, work stoppages, lockouts or similar matters except for routine grievance matters involving Employees.

5.14         Actions and Proceedings. No proceeding or investigation is pending or threatened before any court, arbitrator or administrator or Governmental Authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or any of the Related Agreements or any material part of the transactions contemplated hereby or thereby.

5.15         Seller Acknowledgment. SELLER ACKNOWLEDGES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS.

ARTICLE VI

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller to the Knowledge of Buyer, except with respect to Sections 6.01, and 6.02 which shall not be limited to the Knowledge of Buyer, as follows:

6.01         Organization and Standing. Buyer and each of its Affiliates that is a party to a Related Agreement is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

6.02         Authority and Binding Obligations. Buyer and each of its Affiliates that is a party to a Related Agreement has the power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements, as applicable. The execution, delivery, and performance of this Agreement and of the Related Agreements by Buyer or its Affiliate that is a party

(a)        have been duly authorized by requisite company action; and

(b)        do not conflict or result in a violation or breach of or result in the acceleration of rights, benefits or payments under the organization documents of the Buyer or the Affiliate that is a party.

Each of this Agreement and the related Agreements constitute a legal, valid and binding obligation of Buyer and each of its Affiliates that is a party to a Related Agreement, enforceable against Buyer and each of its Affiliates that is a party in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in proceeding at law or in equity).

6.03         No Consent Required; Non-Contravention.

(a)        Except as otherwise set forth in Schedule 6.03(a), no consent, waiver, approval, order, authorization or other action by or filings with any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Buyer and each of its Affiliates that is a party to a Related Agreement of this Agreement or the Related Agreements.

(b)        Except as specified in Schedule 6.03(b), neither the execution and delivery of this Agreement or the Related Agreements by Buyer and each of its Affiliates that is a party to a Related Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Buyer or its Affiliate is directly or indirectly a Party or is directly or indirectly subject, except for such violations and conflicts that will not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or the Related Agreements, (ii) prevent Buyer or its

Affiliate that is party from performing its obligations under this Agreement, or (iii) result in a Material Adverse Effect.

6.04         Litigation. Except as set forth in Schedule 6.04, there are no lawsuits or other proceedings pending or threatened against or affecting the Buyer or each of its Affiliates that is a party to a Related Agreement by or before any Governmental Authority or third party with respect to which there is a reasonable probability of an adverse determination that would have a Material Adverse Effect.

6.05         Actions and Proceedings. No proceeding or investigation is pending or threatened before any court, arbitrator or administrator or Governmental Authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or any of the Related Agreements or any material part of the transactions contemplated hereby or thereby.

6.06         Independent Decision. Buyer has made its own independent analysis and judgment of the commercial potential, condition and usefulness of the Acquired Assets, taking into consideration all current Legal Requirements and the likelihood that such laws and requirements will change in the future, and is not relying upon any projections from Seller regarding prospective operations of the Acquired Assets. Buyer has such knowledge and experience in business and financial affairs in general as to be capable of evaluating the merits and risks of purchasing the Acquired Assets. Except as expressly provided in this Agreement or the Related Agreements, in no event shall any projection as to the financial condition, financial results, status of assets, projects, availability of feedstock or markets or any other projections made by Seller to Buyer be relied upon by Buyer, and Buyer acknowledges that Seller makes no representation or warranty and specifically disclaims any representation or warranty with regard to same. BUYER ACKNOWLEDGES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS.

ARTICLE VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The obligations of Buyer to purchase the Acquired Assets are subject to the satisfaction of Buyer on or prior to the Closing Date, unless waived, of the conditions set forth in this Article VII. If Buyer actually knows at the time of Closing of facts that in and of themselves cause a failure of a condition to be satisfied, to such an extent that Buyer is not obligated to close, and if Buyer nevertheless elects to close the transactions contemplated hereby, then Buyer shall be deemed to have waived such unsatisfied condition and shall not be entitled to make a claim against Seller based on such unsatisfied condition.

The conditions precedent to Buyer’s obligation to close are as follows:

7.01         Regulatory Approvals. Buyer shall have received either material Permits and Environmental Permits necessary for the operation of the Acquired Assets as they are being operated as of the Effective Time or written notification from the appropriate Governmental

Authorities that Buyer may operate temporarily under the material Permits and Environmental Permits of Seller or its Affiliates until similar Permits and Environmental Permits are issued to Buyer; provided, however, that Buyer shall use commercially reasonable efforts to obtain such Permits and Environmental Permits.

7.02         Deliveries. Seller shall have delivered to Buyer all of the documents required to be delivered pursuant to Section 3.02(a) and the Related Agreements.

7.03         Required Consents and Authorizations. Seller shall have received (and shall have furnished copies thereof to Buyer) all consents and authorizations of third parties required to transfer the Contracts, Leases and Easements, and Intellectual Property for which consent is required, and that if not obtained would result in a Material Adverse Effect to the Operations; provided, however, if such consents are not obtained, Seller may elect to provide to Buyer the economic benefits of such Contracts, Leases and Easements, and Intellectual Property until Buyer obtains the consents.

7.04         Taking of Acquired Assets. In the event that prior to Closing there shall be instituted or threatened in writing any governmental proceeding or other governmental action, including eminent domain, condemnation or other governmental proceeding, that there is a reasonable probability of Seller or Buyer (after Closing) losing any portion of or interest in the Acquired Assets, Seller shall immediately notify Buyer, and Buyer, if such proceeding or other action has or there is a reasonable probability of a taking of property with a value in excess of Thirty Million Dollars ($30,000,000), shall have the right to terminate this Agreement within ten (10) days from the date of such notice, by giving notice to Seller of its election to terminate. If Buyer is not entitled to or, if entitled, does not timely terminate this Agreement, then Seller shall assign to Buyer at Closing any rights Seller may have to receive any payments (net of any expenses) as a result of any such proceeding or other action. The provisions of this Section 7.04 shall not apply to or take into consideration conservation restrictions to be applied to 500 acres prior to Closing.

7.05         Adverse Change. Prior to the Closing there shall not have been any change, other than changes affecting the economy generally or affecting the petroleum industry (refining, marketing, transportation, terminaling and trading) generally or regionally, in the Acquired Assets or Operations, that has or there is a reasonable probability of having a value in excess of Thirty Million Dollars ($30,000,000).

Notwithstanding the preceding sentence, Seller shall have the right, but not the obligation to correct or cure any such change or adverse matter over Thirty Million Dollars ($30,000,000) at its sole option and cost prior to Closing, including changes or adverse matters due to a Force Majeure Event. Seller shall have the right, but not the obligation, to extend the Closing Date for up to thirty (30) days within which to use commercially reasonable efforts to cure or correct any such change or adverse matter. The foregoing shall not act to modify Seller’s obligations under Section 12.09 below.

7.06         Representations and Warranties True; Covenants and Agreements Performed. The representations and warranties of Seller shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Effective Time as if made on such date or if changed, such change shall not have resulted in a Material Adverse Effect. Seller shall have performed and complied in all material respects with all covenants and agreements by Seller hereunder required to be performed or complied with on or prior to the Effective Time.

7.07         Equity and Debt Financing. Buyer shall in good faith diligently attempt to obtain sufficient financing, both debt and equity, to consummate the transactions contemplated hereby including the purchase of the Inventory pursuant hereto. Buyer shall have obtained, on terms and conditions reasonably satisfactory to it, all of the financing it needs, including the sale of equity securities, to consummate the transactions contemplated hereby. Buyer’s failure to obtain such financing will excuse Buyer’s obligations to be performed at Closing only if it has notified Seller of its inability to obtain such financing not less than ten (10) Business Days prior to Closing, which notification shall be accompanied by a notice from Buyer’s lead investment banker regarding its opinion as to the dollar amount of equity financing that is available to Buyer at such time and the terms and conditions under which such equity financing is available.

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The obligations of Seller to sell, transfer, convey, and deliver or cause the sale, transfer, conveyance and delivery of the Acquired Assets are subject to the satisfaction of Seller on or prior to the Closing Date, unless waived, of the conditions set forth in this Article VIII. If Seller actually knows at the time of Closing of facts that in and of themselves cause a failure of a condition to be satisfied, to such an extent that Seller is not obligated to close, and if Seller nevertheless elects to close the transactions contemplated hereby, then Seller shall be deemed to have waived such unsatisfied condition and shall not be entitled to make a claim against Buyer based on such unsatisfied conditions.

The conditions precedent to Seller’s obligation to close are as follows:

8.01         Deliveries. Buyer shall have made the payments and delivered to Seller all of the documents and instruments required pursuant to Sections 3.02(b) and 3.02(c) and the Related Agreements.

8.02         Representations and Warranties True; Covenants and Agreements Performed. The representations and warranties of Buyer shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Effective Time as if made on such date, and Buyer shall have performed and complied in all material respects with all covenants and agreements by Buyer hereunder required to be performed or complied with on or prior to the Effective Time.

8.03         Acquisition of Gasifier Complex. Seller shall have acquired indefeasible title to the real and personal property comprising the Gasifier Complex and Seller shall have terminated and been released from that certain ground lease of the portion of the Refinery Land on which the Gasifier Complex is located. Additionally, Seller shall have received releases and discharges of all obligations of Seller under the lease of the Gasifier Complex to Seller and all related documents, except to the extent that Seller elects to retain any such obligations.

ARTICLE IX

JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

The obligations of Buyer and Seller to close shall be subject to the satisfaction of each Party on or prior to the Closing Date of the following conditions:

9.01         Governmental Consents. The applicable waiting period under the HSR Act and any extension thereof shall have expired without a challenge to the transaction or early termination of such waiting period shall have been granted.

9.02         Litigation. No order of any court or order or action of any Governmental Authority purporting to restrain or prohibit the transactions contemplated hereby shall be in effect, and no action, suit, claim, arbitration, or proceeding shall be pending by any Governmental Authority, and no new Applicable Law, Environmental Law, or regulation shall have been enacted or taken effect that seeks to restrain or prohibit the transactions contemplated hereby, or that has or reasonably could have a Material Adverse Effect upon the right of Buyer to own, conduct or operate the Acquired Assets or the Operations, or that seeks to subject Buyer or Seller to any penalty or material liability in connection with this Agreement or the transactions contemplated hereby.

9.03         Related Agreements Finalized. The Related Agreements shall have been executed and delivered by the parties thereto.

9.04         Pipeline Option Agreement. Shell Pipeline Company LP and Premcor Pipeline Company shall have executed and delivered a Pipeline Option Agreement in the form of Exhibit G.

ARTICLE X

COVENANTS AND AGREEMENTS OF SELLER

Seller covenants and agrees as follows:

10.01         Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Seller shall operate the Acquired Assets and the Operations in the ordinary course of business consistent with recent past practices; conduct all turnarounds, tank maintenance and repair, and capital expenditures as are in Seller’s business plan for such period all as more particularly described in Schedule 10.01; and operate the Acquired Assets and the Operations in material compliance with all Applicable Law and will not, without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except as expressly contemplated by this Agreement, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business.

Additionally, Seller also agrees prior to Closing to take such commercially reasonable actions as may be mutually agreeable by Buyer and Seller and Buyer shall reimburse Seller for all costs incurred relating to such actions and shall execute such documents and instruments related to such actions as reasonably requested by Seller. Without limiting the generality of the foregoing, Seller shall not, without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or except as expressly contemplated by this Agreement, do any of the following in relation to the Acquired Assets:

(a)        sell, mortgage, transfer or convey any of the Acquired Assets except in the ordinary course of business, or waive or relinquish any material right under any Contracts, Permits, Environmental Permits, or Leases and Easements;

(b)        (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances except for borrowings in the ordinary course of business that will be repaid prior to Closing; (ii) sell, lease or otherwise dispose of, or grant any Lien except Permitted Encumbrances with respect to any Acquired Assets, other than sales of goods or services in the ordinary course of business or (iii) enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in this paragraph (a); provided that notwithstanding any provision of this Agreement, Seller shall be entitled to dividend and/or distribute to its Affiliates, at any time, and from time to time, such cash generated by the Operations;

(c)        except in the ordinary course of business, amend in any material respect, when taken as a whole, any material contract or agreement related to the Acquired Assets or the Operations or terminate any such material contract or agreement before the expiration of the term thereof, other than to the extent any such material contract or agreement terminates or is terminable pursuant to its terms in the ordinary course of business;

(d)        enter into any material contract related to the Acquired Assets or the Operations that will survive the Closing;

(e)        enter into any material settlement of any pending or threatened litigation that will adversely impact the Acquired Assets or the Operations;

(f)        consent to the entry of any decree or order by any Governmental Authority that will adversely impact the Acquired Assets or the Operations;

(g)        increase the compensation payable to or to become payable to Current Employees other than normal salary increases and bonus compensation consistent with past practices;

(h)        acquire or construct any assets or properties material to the Acquired Assets or the Operations except pursuant to contracts in effect as of the date of this Agreement; or

(i)        commit to any of the foregoing.

10.02         Access; Records.

(a)        Pre-Closing Access. Seller will, and will cause its Affiliates to, afford Buyer and its agents, consultants, and other authorized representatives full access to the Acquired Assets, to Seller’s or its Affiliate’s books, records, financial statements, business plans, management appraisals, documents, Contracts, Leases and Easements, Permits and other material information requested in writing by Buyer (subject to any confidentiality agreements, applicable legal restrictions and any applicable privileges) relating to the Acquired Assets or the Operations, and to Seller’s or its Affiliates’ personnel, and Seller will cause its officers and other agents to furnish or make available to Buyer such operating data and other information with respect to the Acquired Assets and the Operations as Buyer may from time to time reasonably request. Notwithstanding the preceding sentence to the contrary, nothing in this Agreement shall be construed to permit Buyer or its representatives to have access to any files, records, contracts or documents of Seller or its Affiliates relating to (i) Seller’s or its Affiliate’s inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and hydrocarbon inventory valuation procedures and records or (ii) the negotiation or execution of this Agreement. Additionally, any inspection or investigation conducted by Buyer, its agents, consultants, or other authorized representatives (i) shall be conducted in accordance with Applicable Laws and any applicable Environmental Laws and in such manner as not to interfere unreasonably with the Operations or the Acquired Assets; or (ii) shall not entitle Buyer to conduct Phase II environmental assessments or any other sampling or testing of soil or ground or surface water at, or under, any real property associated with the Acquired Assets, without the prior written consent of Seller, Buyer being limited to the review of Seller’s or its Affiliate’s records or any other publicly available materials or information with regard to these matters. Buyer bears the risk of injury to any of its employees or representatives conducting an inspection or investigation of the Acquired Assets and Operations and shall indemnify, defend and hold the Seller Indemnities harmless for all Damages resulting from Buyer’s inspection or investigation.

(b)        Post-Closing Access. From and after the Effective Time, Seller will, and will cause its Affiliates to, afford to Buyer and its authorized representatives reasonable access during normal business hours to personnel and to such properties and records that were not transferred to Buyer and, if requested, will furnish to Buyer such additional information and cooperate with Buyer in such other respects, including the making of employees available to Buyer at Buyer’s expense as witnesses or deponents as Buyer may reasonably request for (a) financial reporting, (b) tax or similar purposes, (c) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or Governmental Authorities or (d) any other proper purpose. Seller will, and will cause its Affiliates to, keep and maintain the records to which Buyer or its representatives may request access pursuant to this Section 10.02, such records to be maintained for a period of ten (10) years from the Closing Date in the case of environmental records and five (5) years for all other records or such longer period as may be required by Applicable Laws, Environmental Laws or reasonably requested by Buyer, provided that if Seller desires to destroy or dispose of such records during such period Seller will first offer in writing at least sixty (60) days before such destruction or disposition to surrender them to Buyer and if Buyer does not accept such offer within twenty (20) days after receipt of such offer, then Seller may take such action.

(c)        Delivery of Documents. Seller shall deliver to Buyer (in the manner reasonably directed by Buyer in writing) on the Closing Date originals where available of all Leases and Easements (unless the original is on file with the State of Delaware or New Castle County, in which case Seller shall deliver a copy) and of all Contracts assigned to Buyer at the Closing. Seller also shall furnish or otherwise make available to Buyer (in the manner reasonably directed by Buyer in writing) originals or copies of all Refinery Records and Deliverable Items to the extent in Seller’s possession or control.

(d)        Confidentiality. Any information obtained by Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 10.02 shall be subject to provisions of Section 20.16.

10.03         Consents to Assignment. Seller and Buyer agree to use or cause to be used commercially reasonable efforts to obtain prior to Closing all consents to assignment of the Contracts, the Leases and Easements, the Permits (to the extent transferable), and the Environmental Permits (to the extent transferable) that are required to be obtained under this Agreement, even though failure to obtain certain of the consents is not a condition precedent to the Closing; provided, that neither Party or its Affiliate shall be obligated to make payments or incur obligations to third parties or governmental agencies to obtain such consents except to pay such Party’s reasonable expenses or to pay normal fees to governmental agencies, provided further that Seller or its Affiliate shall not be required to pay any consideration or suffer any financial disadvantages to obtain such assignment.

10.04         Taxes. Seller will file all tax returns and reports relating to the Operations and Acquired Assets (other than Tax Returns described in Section 12.07) that are required to be filed with respect to all periods ending prior to the Effective Time. Subject to the provisions of Section 3.03, Seller will pay when due all taxes relating to its Operations and Acquired Assets, that accrue or relate to periods ending prior to the Effective Time.

10.05         Additional Maintenance Items. Seller will perform, and bear all costs and expenses associated with, those maintenance items described on Schedule 10.05.

ARTICLE XI

COVENANTS AND AGREEMENTS OF BUYER

Buyer covenants and agrees as follows:

11.01         Access; Records. From and after the Effective Time, Buyer will, and will cause its Affiliates to, afford to Seller and its authorized representatives reasonable access during normal business hours to personnel and to such properties and records that were transferred to Buyer and, if requested, will furnish to Seller such additional information and cooperate with Seller in such other respects, including the making of employees available to Seller at Seller’s expense as witnesses or deponents as Seller may reasonably request for (a) financial reporting, (b) tax or similar purposes, (c)purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or Governmental Authorities or (d) any other proper purpose. Buyer will, and will cause its Affiliates to, keep and maintain the records that

Seller or its representatives may request access to pursuant to this Section 11.01, such records to be maintained for a period of ten (10) years from the Closing Date in the case of environmental records and five (5) years for all other records or such longer periods as may be required by Applicable Laws, Environmental Laws or reasonably requested by Seller, provided that if Buyer desires to destroy or dispose of such records during such period Buyer will first offer in writing at least sixty (60) days before such destruction or disposition to surrender them to Seller and if Seller does not accept such offer within twenty (20) days after receipt of such offer, then Buyer may take such action.

11.02         Performance of Assumed Obligations. Buyer will cause all of the liabilities and obligations assumed by Buyer in writing to be paid or performed or otherwise fully satisfied in a timely manner.

11.03         Qualifications, Approvals, Licenses and Permits. Buyer shall proceed diligently and in good faith and shall use commercially reasonable efforts at Buyer’s expense to obtain all necessary United States and State of Delaware Permits and Environmental Permits.

11.04         No Trademarks. No license to any Trademarks is granted by this Agreement or by the transfer of the Acquired Assets to Buyer, and Buyer is precluded from any use and agrees not to make any use of Trademarks on or in connection with the sale of any of its products or services as a means of identity or in any of its communications or in connection with Buyer’s operation of the Acquired Assets. Buyer acknowledges and agrees with Seller that Seller and its Affiliates have the absolute and exclusive right to the Trademarks, and all rights to which, and the goodwill represented thereby and pertaining thereto, are being retained by Seller and its Affiliates. Without limiting the generality of the preceding, Buyer will not be entitled to use (a) the names “Motiva” or “Shell” or any variations or derivations thereof (including any logo, trademark or design containing such name) or (b) any logo, service mark, trade name or trademark that constitutes an Excluded Asset. Accordingly, as soon as reasonably practicable, but in any event within ninety (90) days after the Closing Date, Buyer shall remove from or paint or cover over, as appropriate, any logo, service mark, trade name or trademark indicating that such assets were owned or operated by Seller or any of its Affiliates (including signs displaying Seller’s or its Affiliate’s emergency contact telephone number or otherwise using or displaying the phrases “Motiva” or “Shell”, in whole or in part). As promptly as practical after the Closing, Buyer shall post Buyer’s emergency contact telephone number in place of Seller’s or its Affiliate’s emergency contact telephone number. In the event that Buyer breaches this Section 11.04, Seller shall be entitled to specific performance of this Section 11.04 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

11.05         Third Party Property. Buyer shall grant or continue to grant such rights-of-way, easements or other rights of ingress or egress necessary to allow any third party that holds any Third Party Property to have access to such Third Party Property for the purposes of repairing, maintaining or otherwise utilizing such property, for so long as the Third Party Property remains on the Refinery Land.

11.06         Release and Replacement of Bonds, Guarantees, etc. Promptly after the Closing, Buyer shall deliver to the applicable beneficiary replacement or substitute guaranties,

letters of credit, bonds, and other surety obligations for those set forth on Schedule 11.06 and Buyer, in form and substance reasonably acceptable to Seller, shall have used commercially reasonable efforts to cause the release as of the Closing Date of Seller and its Affiliates from all obligations relating to any such guaranties, letters of credit, bonds, or other surety obligations and any liabilities related thereto.

ARTICLE XII

COVENANTS AND AGREEMENTS OF BUYER AND SELLER

Buyer and Seller each covenants and agrees as follows:

12.01         Antitrust Compliance.

(a)        In no event later than fourteen (14) days after the date hereof, Seller and Buyer shall each prepare and file with Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby in connection therewith pursuant to the HSR Act and each agrees to file as promptly as practicable any supplemental information requested by the DOJ or FTC. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each Party shall be responsible for payment of their respective HSR filing fees. Each of the Parties shall assist the other in making all filings under this Section 12.01 and shall provide all information and documentation requested by the DOJ or the FTC.

(b)        Notwithstanding any other provision of this Agreement, either Party at any time may terminate this Agreement upon notice to the other, without liability to the other Party, if the FTC, State of Delaware, or the DOJ advise Seller or Buyer of its disapproval of the transactions contemplated by this Agreement.

12.02         Tax Allocation. Seller and Buyer shall negotiate in good faith prior to the Closing to agree upon an allocation of the Closing Date Payment (the “Tax Allocation”) in the form of Schedule 12.02. In the event the Parties are unable to finalize the Tax Allocation prior to the Closing then the Parties shall attempt to finalize the Tax Allocation within sixty (60) days after the Closing Date, provided, however, the Parties shall not be obligated to reach Agreement. If Agreement is reached, the Parties shall treat and report (and, if necessary, to cause each of their respective Affiliates to so treat and report) the sale and purchase of the Acquired Assets for all federal, state and local Tax purposes in a manner consistent with the Tax Allocation and shall not take any position on their respective Tax Returns that is inconsistent with the Tax Allocation. Without limiting the generality of the preceding sentence, the Tax Allocation will be reflected in Form 8594 that will be filed by Seller and Buyer in accordance with Section 1060 of the Code and in any other filings under the Code. The Parties recognize that the Tax Allocation does not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately.

12.03         Tax Election. Either Party may elect to structure the conveyance, transfer or assignment of all or an applicable portion of the Acquired Assets as a tax-free exchange pursuant to Section 1031 of the Code (a “1031 Exchange”), provided that such Party gives notice of such election to the other Party at least fifteen (15) days prior to the Closing Date, and provided that Buyer shall not be required to take title to any other property. If such an exchange is elected by such Party (the “Electing Party”), the Parties will execute all necessary 1031 Exchange documents (provided, that any costs and expenses incurred shall be borne by the Electing Party), that shall be in a form mutually acceptable to the Parties. The Electing Party will indemnify the other Party and its Affiliates, employees and agents against Damages that may be sustained by them on account of or in connection with such election to structure the transaction as a 1031 Exchange.

12.04         Collection of Amounts Owed to a Party. In the event any Party receives any funds or other property that belongs to another Party then the receiving Party shall receive and hold such funds and property in trust for the benefit of the rightful Party and shall promptly forward such funds and property to the rightful Party. It is the intention of the Parties that, as between the Parties, Seller shall be entitled to all income attributable to the operations conducted prior to the Effective Time and Buyer shall be entitled to all income attributable to the operations conducted after the Effective Time. Each Party shall pay to the other Party, promptly after receipt thereof, any amount received by said Party from any third party with respect to (i) rentals, fees or other revenues relating to the Operations and attributable to the ownership period of the other Party; and (ii) products delivered, services performed or other obligations performed by the other Party and attributable to the ownership period of such other Party.

12.05         Title Policies. Buyer may procure commitments or policies from a title insurance company mutually agreeable to Seller and Buyer (the “Title Company”) to provide owner’s title insurance policies with respect to the Refinery Land; provided, however, that Buyer’s ability or inability to obtain title insurance on such real property shall not cause there to be an adjustment to the Purchase Price; provided, however, the foregoing shall not be deemed to mitigate Seller’s representations and warranties set forth in Section 5.11. Seller shall execute and deliver to Buyer or the Title Company such affidavits, certificates and other documentation as are reasonably requested to cause the Title Company to issue title insurance policies for the Refinery Land, provided, that, the provisions of such affidavits, certificates and documentation are accurate and do not create any obligations to or indemnification of Seller in addition to those set forth in this Agreement. Seller agrees to cooperate with and assist Buyer with any reasonable request in Buyer’s efforts to obtain such title commitments or title policies. Seller agrees to reimburse Buyer an amount equal to fifty percent (50%) of the customary title premiums and survey expenses for the transaction as contemplated by this Agreement, it being agreed that such survey expenses shall not exceed the amount necessary to obtain the removal of the survey exception from the title policy or title policies in question. Such reimbursement shall, at Buyer’s election, be a credit against (a reduction of) the Closing Date Payment.

12.06         Transfer Taxes; Recording Fees. Buyer and Seller shall each pay one-half of (or if paid or required to be paid by Seller, reimburse Seller for one-half of) all Taxes that are assessed or imposed on the transfer of the Acquired Assets (excluding transfer Taxes payable by Buyer pursuant to Section 12.07(e)). By way of example, but not exclusion, Buyer and Seller shall each pay one-half of real estate transfer Taxes, or other excise Taxes on real estate sales, all sales Taxes, business occupation Taxes, applicable motor fuel Taxes and applicable environmental Taxes and fees on all petroleum products transferred, as well as any other Taxes assessed or imposed on the transfer or sale of the Acquired Assets and all costs to record any deeds. Each Party shall cooperate with the other to take advantage of all applicable Tax exemptions and provide applicable Tax exemption certificates. Notwithstanding the preceding to the contrary, Buyer shall pay all Taxes for the transfer of any Permits or Environmental Permits.

12.07         Payment of Certain Expenses Due and Payable After the Closing Date; Cooperation.

(a)        Buyer shall pay, as and when due, all emissions fees, permit fees and utility bills due and payable after the Closing Date, and Seller shall reimburse Buyer within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Time. Buyer shall pay, and be entitled to collect, any rents due subsequent to the Closing Date under leases that are assumed Leases and Easements, and Seller shall either pay, or be entitled to receive from Buyer, as the case may be, within thirty (30) days after invoice or notice, any amounts attributable to any period prior to the Closing Date. The Closing Date Payment shall be increased by the pro-rated amount of all lease and rental payments made by Seller prior to the Closing Date but that are attributable to periods on or after the Closing Date. The Closing Date Payment shall be decreased by the pro-rated amount of all lease and rental payments to be made by Buyer subsequent to the Closing Date but that are attributable to periods prior to the Closing Date.

(b)        Buyer shall file, or cause to be filed, all required reports and returns incident to all ad valorem Taxes, real property Taxes, personal property Taxes and similar obligations, which reports and returns are due on or after the Closing Date and shall pay or cause to be paid to the taxing authorities all such Taxes reflected on such reports or returns even if same are for periods prior to the Closing Date and Seller shall reimburse Buyer within thirty (30) days after invoice for any such taxes and similar obligations that are attributable to any period prior to the Closing Date; provided, however, under no circumstances shall such reimbursement be greater than the result of (i) the pro-rated amount Seller would have paid if Seller had remained the owner of the Acquired Assets, less (ii) any liabilities attributable to the Acquired Assets that are paid by Seller directly to any unit of local government or school district.

(c)        Notwithstanding Section 12.07(b) to the contrary, any property Taxes assessed against or pertaining to the Acquired Assets, including the Refinery Land, for the taxable period that includes the Closing Date shall be prorated between Buyer and Seller as of the Closing Date. In the event the amount of any such property Tax cannot be ascertained as of the Closing Date, then prorations shall be made on the basis of the preceding year and to the extent any such prorations may be inaccurate, Seller and Buyer agree to make such payment to the other after the tax statements have been received as is necessary to allocate such property Taxes properly between the Parties as of the Closing Date. Buyer shall receive a credit against the Closing Date Payment on the Closing Date for Seller’s prorata portion of any such property Taxes that are due and payable on or after the Closing Date. Conversely, the Closing Date Payment shall be increased on the Closing Date for Buyer’s prorata portion of any such property Taxes that were due and payable prior to the Closing Date for taxable periods that include the Closing Date. Seller shall prepare and deliver to Buyer, no later than ten (10) days prior to the Closing Date, a schedule identifying and pro-rating on an estimated basis all such property Taxes.

(d)        Seller and Buyer agree to cooperate with the other in the event one of them or their Affiliates are involved in a Tax controversy concerning the Acquired Assets and the other has either records or personnel that may be of assistance to the Party engaged in the controversy. Seller and Buyer further agree that if, in such Party’s view, such cooperation becomes an unreasonable financial burden, they will agree upon a reasonable method of reimbursement to the burdened Party. Seller and Buyer agree to cooperate with each other in the event of a Tax Return due for a period that includes the Closing Date, in order to file such Tax Return, and pay any Taxes due, in a timely manner. Seller and Buyer agree to prorate such Taxes between Seller and Buyer in a reasonable manner.

(e)        Buyer shall pay the transfer Tax or registration fee for all vehicles, trucks and trailers transferred to Buyer as part of the Acquired Assets.

(f)        If a Party hereto makes or has made any payment to a third party pursuant to any assigned contract, lease, agreement or commitment; and (i) such payment is made in respect of work performed, services provided or goods delivered during a period of time that includes the Effective Time; or (ii) the Effective Time intervenes between the making of such payment and the performance of the work or services or delivery of goods, the Parties will allocate the burden of such payment in a manner that reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however, it shall be presumed that any work performed, services provided or goods delivered prior to the Effective Time are for the benefit of Seller and any work performed, services provided or goods delivered after the Effective Time are for the benefit of Buyer.

12.08         Contracts, Leases and Easements or Permits Not Assigned at Closing. Except as set forth on Schedule 5.05, to the extent that any Contracts, Leases and Easements, Permits or Environmental Permits that would otherwise be assigned under this Agreement, as contemplated by Section 3.02(a)(i), are not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by, any other party thereto or any other person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Legal Requirement, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such Contract, Lease or Easement, Permit or Environmental Permits. For a period of one hundred eighty (180) days after Closing, Seller shall continue to use its reasonable efforts to obtain a consent to an assignment from Seller to Buyer of each Contract, each of the Leases and Easements, Permits or Environmental Permits that, but for the first sentence of this Section 12.08, would be assigned; provided, however, that Seller shall not be required to pay any consideration or suffer any financial disadvantages to obtain such assignment.

12.09         Casualty Repair. In the event any Acquired Assets are destroyed or damaged, in whole or in part, by fire or other casualty prior to the Effective Time that are reasonably estimated to have a replacement value equal to or less than Thirty Million Dollars ($30,000,000), then Seller shall repair or replace (with similar grade and quality) such damaged Acquired Assets with reasonable promptness, provided, however, Buyer may elect to waive such repairs or replacements and accept an assignment at the Closing from Seller of insurance proceeds in an amount equal to the estimated amount for such repairs or replacements. Any insurance proceeds exceeding the cost of repair or replacement of the damaged Acquired Assets shall be an Excluded Asset.

12.10         Relationship of the Parties. Nothing in this Agreement or the Related Agreements shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the parties hereto or thereto. The Parties and their Affiliates under this Agreement and the Related Agreements are nothing other than independent contractors for the sale or purchase of specific property, goods or services. The Parties hereto acknowledge that, for purposes of this Agreement and the Related Agreements, (i) none of the Parties or their Affiliates shall be considered to be the agent, representative, employee, master, or servant of the others for any purpose, (ii) none of the Parties or their Affiliates shall have any obligation to manage or operate any of their respective businesses with any duty or standard of care to the other Party or their Affiliates, and (iii) none of the Parties or their Affiliates have any authority, right or power to enter into a contract or commitment, assume any obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the Related Agreements). The Parties agree and acknowledge that except as expressly provided herein or in the Related Agreements, none of the Parties or their Affiliates shall owe duties, fiduciary or otherwise to the other. The Parties and their Affiliates are, and will be after Closing, competitors with the right to pursue any business opportunity for their respective individual benefit and make no representation or warranty regarding the manner in that they will conduct their respective businesses and operations. None of the Parties or their Affiliates shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Parties or their Affiliates, (ii) developing or marketing any products or services that compete, directly or indirectly with those Parties or their Affiliates, (iii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in direct or indirect competition with, the Parties or their Affiliates, or (iv) doing business with any client or customer of the Parties or their Affiliates. None of the Parties or their Affiliates shall have any obligation to offer any business opportunity (except as expressly specified in this Agreement or the Related Agreements) and may modify or otherwise change any of their respective businesses or operations at any time.

12.11         Satisfaction of Conditions Precedent. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, each Party will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

12.12         Assistance. After the Effective Time, each Party shall provide (and require its Affiliates to provide) such assistance as the other Party may from time to time reasonably request in connection with the Operations and the Acquired Assets including furnishing non-privileged information and evidence and other assistance related to actions, proceedings or disputes with third parties in connection with the Operations and the Acquired Assets. The requesting Party shall reimburse the assisting Party for the out-of-pocket costs incurred by the assisting Party. Additionally, Seller and Buyer and their respective Affiliates shall cooperate with and provide assistance to each other to the extent reasonably requested by any Party to timely collect accounts receivable related to the Operations.

12.13        Foreign Trade Zone. Prior to the Closing, Seller and Buyer will take commercially reasonable steps necessary to transfer to Buyer the authority of the Refinery to operate as a subzone of Foreign Trade Zone #99-E.

ARTICLE XIII

ENVIRONMENTAL LIABILITIES

13.01         Environmental Liabilities. At the Closing, Seller and Buyer shall enter into the Environmental Agreement (the “Environmental Agreement”) in the form of Exhibit E.

ARTICLE XIV

INDEMNIFICATION; SURVIVAL

14.01         Indemnification.

(a)        Indemnification by Seller. In addition to any other provisions of this Agreement, Seller agrees to indemnify, hold harmless and defend Buyer and its Affiliates and their respective stockholders, owners, agents, officers, directors, partners, employees, servants, consultants, representatives, successors and assigns (collectively called “Buyer Indemnified Parties”) from and against any and all claims and Damages based upon allegations of or Damages (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise) to the extent arising out of the following:

(i)        To the extent not known to Buyer as of the Effective Time or to the extent not disclosed to Buyer in writing prior to the Effective Time, any inaccuracy or breach of any representation or warranty of Seller contained in this Agreement or any certificate delivered pursuant hereto and made on or as of the Effective Time (excluding the Environmental Agreement);

(ii)        Any breach of any covenant or agreement of Seller contained in this Agreement or the Related Agreements (excluding the Environmental Agreement); and

(iii)        Obligations retained by Seller in Section 2.04(c) and Schedule 4.00.

(b)        Indemnification by Buyer. In addition to any other provisions of this Agreement, Buyer agrees to indemnify, hold harmless and defend Seller and its Affiliates and their respective stockholders, owners, agents, officers, directors, partners, employees, servants, consultants, representatives, successors and assigns (collectively called “Seller Indemnified Parties”) from and against any and all claims and Damages based upon allegations of or

Damages (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise) to the extent arising out of the following:

(i)        To extent not known to Seller as of the Effective Time or to the extent not disclosed to Seller in writing prior to the Effective Time, any inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement or any certificate delivered pursuant hereto and made on or as of the Effective Time;

(ii)        Any breach of any covenant or agreement of Buyer contained in this Agreement or the Related Agreements (excluding the Environmental Agreement); and

(iii)        Obligations assumed by Buyer in Section 2.04(a) and Schedule 4.00.

(c)        To extent Buyer offers securities to the public, any liability under the securities act, the exchange act or any other federal or state “blue sky” or securities or other law or regulation, at common law or otherwise, including any untrue statement or alleged untrue statement of a material fact relating to or contained in any preliminary prospectus, registration statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated or necessary to make the statements therein not misleading, unless such information that was provided in writing by Seller was untrue, inaccurate and not expressly disclaimed.

14.02         Limitations on Indemnification.

(a)        With respect of any claim by a Party for indemnity under this Article XIV that does not involve a Third Party Claim, no Party shall seek, and an arbitrator appointed under Article XV may not award, any indirect, special, punitive, exemplary or consequential damages. Nothing in this Section 14.02 shall limit in any way a Party’s indemnification obligations with respect to a Third Party Claim or a Claim under the Environmental Agreement.

(b)        The following limitations shall apply with regard to Seller’s obligations to indemnify the Buyer Indemnified Parties pursuant to Section 14.01(a)(i):

(i)        Seller’s liability to indemnify pursuant to Section 14.01(a)(i) for any breach by Seller of any of its representations or warranties herein shall never exceed, in the aggregate, an amount equal to Fifty Million Dollars ($50,000,000); provided, however, such limit amount shall be reduced to the extent of Damages paid by Seller pursuant to the Environmental Agreement (but excluding Damages paid by Seller pursuant to Sections 3.02, 3.04, 3.05, 3.06 or 4.01(g) of the Environmental Agreement and excluding Damages paid by Seller for Retained Offsite Environmental Damages pursuant to the Environmental Agreement). The limitations on Seller’s indemnification obligations set forth in the preceding sentence shall not apply to Damages resulting from (y) any breach or default by Seller of Sections 5.01, 5.02, 5.03, or 5.11 or (z) fraud or willful misconduct by Seller in the negotiation or execution of this Agreement; provided, however, that Seller’s liability for breaches or defaults of Sections 5.01, 5.02, 5.03, or 5.11 shall never exceed, in the aggregate, an amount equal to the Closing Date Payment.

(ii)        Seller will not have any liability for any Damages for any breach by Seller of any of its representations or warranties herein unless and until the aggregate Damages for which the Buyer Indemnified Parties are entitled to recover under this Agreement, and under the Environmental Agreement for any breach by Seller of any of its representations or warranties contained therein, exceeds in the aggregate an amount equal to One Million Dollars ($1,000,000) (the “Seller Threshold Amount”); provided, however, once such amounts exceed the Seller Threshold Amount, the Buyer Parties will be entitled to recover all such Damages to which they are entitled including expenditures incurred to reach the Seller Threshold Amount. The limitations on Seller’s indemnification obligations set forth in this subparagraph (ii) shall not apply to Damages resulting from any breach by Seller of any of its representations or warranties set forth in Sections 5.01, 5.02, 5.03, or 5.11.

(c)        The following limitations shall apply with regard to Buyer’s obligations to indemnify the Seller Indemnified Parties pursuant to Section 14.01(b)(i):

(i)        Buyer’s liability to indemnify pursuant to Section 14.01(b)(i) for any breach by Buyer of any of its representations or warranties herein shall never exceed, in the aggregate, an amount equal to Fifty Million Dollars ($50,000,000); provided, however, such limit amount shall be reduced to the extent of Damages paid by Buyer pursuant to the Environmental Agreement (but excluding Damages paid by Buyer pursuant to Sections 3.02 or 4.04 of the Environmental Agreement). The limitations on Buyer’s indemnification obligations set forth in the preceding sentence shall not apply to Damages resulting from (y) any breach or default by Buyer of Sections 6.01, 6.02 or 6.03 or (z) fraud or willful misconduct by Buyer in the negotiation or execution of this Agreement; provided, however, that Buyer’s liability for breaches or defaults of Sections 6.01, 6.02 or 6.03 shall never exceed, in the aggregate, an amount equal to the Closing Date Payment.

(ii)        Buyer will not have any liability for any Damages for any breach by Buyer of any of its representations or warranties herein unless and until the aggregate Damages for which the Seller Indemnified Parties are entitled to recover exceeds an amount equal to One Million Dollars ($1,000,000) (the “Buyer Threshold Amount”); provided, however, once such amounts exceed the Buyer Threshold Amount, the Seller Indemnified Parties will be entitled to recover all such Damages to which they are entitled including expenditures incurred to reach the Buyer Threshold Amount. The limitations on Buyer’s indemnification obligations set forth in this subparagraph (ii) shall not apply to Damages resulting from any breach by Buyer of any of its representations or warranties set forth in Sections 6.01, 6.02 or 6.03.

14.03         Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for a period of three (3) years after the Closing Date. The indemnification obligations set forth in Section 14.01(a)(i) and Section 14.01(b)(i) shall continue and be in effect for a period of three (3) years after the Closing Date except for written claims that are made prior to such date. Notwithstanding the preceding sentences to the contrary, the representations and warranties with respect to Section 5.10 shall continue and be in effect until thirty (30) days after the expiration of the applicable statute of limitations with respect to such Taxes and Seller’s indemnification obligations set forth in Section 14.01(a)(i) for breaches of the representations and warranties with respect to Section 5.10 shall continue beyond such three (3) year date.

14.04         Notification and Third Party Claims. Within thirty (30) days following the determination thereof, an Indemnified Party shall give the Indemnifying Party written notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Damage, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (“Claim Notice”), provided that the failure of the Indemnified Party to provide such thirty (30) day notice shall only relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that the Indemnifying Party is actually prejudiced by such failure. Any Claim between the Parties not resolved within this thirty (30) day period shall be handled pursuant to the dispute resolution provisions set forth in Article XV. The obligations and liabilities of an Indemnifying Party under this Article XIV with respect to Damages arising from claims of any third party that are subject to the indemnification provisions of this Article XIV (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

(a)        Within fifteen (15) days of the receipt of a Claim Notice of a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party elects to defend such Third Party Claim. If the Indemnifying Party so elects, it shall undertake the defense thereof by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party; provided that if, in the Indemnified Party’s and the Indemnifying Party’s reasonable judgment, a legal conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, or if the Indemnifying Party elects not to defend such Third Party Claim, or if the Indemnifying Party fails to notify the Indemnified Party within the fifteen (15) day notice period that it elects to defend such Claim, such Indemnified Party shall be entitled to select reasonable counsel of its own choosing, in which event the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement. The Claim Notice of the Third Party Claim by the Indemnified Party shall contain all material information known to the Indemnified Party with respect to the Third Party Claim and shall include copies of materials submitted to the Indemnified Party by the relevant third party with respect to the Third Party Claim.

(b)        If the Indemnifying Party refuses or fails at any time to defend the Indemnified Party against any Third Party Claim, the Indemnified Party shall have the right to undertake the defense, and to compromise or settle such Third Party Claim on behalf of and for the account and at the risk of the Indemnifying Party to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement with respect to such Third Party Claim.

(c)        If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnifying Party shall control all aspects of the defense and if the Indemnifying Party acknowledges in writing its duty to provide full indemnification to the Indemnified Party regarding such Third Party Claim, the Indemnifying Party may enter into a settlement of such Third Party Claim and may settle, compromise or enter into a judgment with respect to such Third Party Claim; provided that the Indemnifying Party shall not enter into any such settlement, compromise or judgment without the prior written consent of the Indemnified Party if it would result in the imposition of any non-monetary liability or obligation on the Indemnified Party. If the Indemnified Party undertakes the defense of a Third Party Claim hereunder for any reason other than that provided in Subsection (b) hereof, it shall not settle, compromise or enter into any judgment with respect to a Third Party Claim for which it is seeking or shall seek indemnification hereunder without the prior written consent of the Indemnifying Party, that shall not be unreasonably withheld, conditioned or delayed.

(d)        If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnified Party shall provide the Indemnifying Party with access to all reasonably requested witnesses, records and documents of the Indemnified Party relating to any Third Party Claim.

(e)        The Indemnified Party may participate in the defense of any Third Party Claim at its own expense.

14.05         Coordination of Indemnification Rights.

(a)        Except for any action seeking Damages, specific performance or injunctive relief for the breach of any covenant contained in this Agreement, or for common law fraud or deceit in the negotiation or execution of this Agreement, the indemnification provided any Person pursuant to this Article XIV shall be such Person’s sole and exclusive remedy for any breach by any Party hereto of any representation, warranty or covenant contained in this Agreement, the Environmental Agreement or in any certificate or document (to the extent such certificates or documents relate to matters covered by the representations, warranties or covenants contained herein) required to be delivered in connection herewith, or in connection with the consummation of the transactions provided for hereby. Without limiting the prior sentence, each of Seller and Buyer hereby waives (on its behalf and on behalf of any other Indemnified Party) any claim or cause of action pursuant to common or statutory law or otherwise against Seller and Buyer and their respective Affiliates with respect to claims of any nature whatsoever that are attributable to the Acquired Assets or the Operations, whether arising before, on or after the Closing Date; provided, however, the foregoing limitation shall not (i)apply in the event of fraud or willful misconduct by Seller or Buyer in the negotiation or execution of this Agreement or (ii) alter, limit or impair Seller’s or Buyer’s obligations arising from this Agreement or the Related Agreements. The provisions of this Section 14.05(a) shall not limit or diminish the liability of Seller, Buyer or their respective Affiliates for their negligence or willful misconduct, if any, committed prior to or after the Closing. Additionally, the provisions of this Section 14.05(a) shall not limit or diminish the rights of a Party to cross claim against a Party for claims arising from a Third Party Claim provided such cross claim does not include any claim for Damages from the other Party except to the extent of the other Party’s proportionate share of the third party’s damages or other third party relief granted, if any.

(b)        A Claim Notice in connection with any Section of this Article XIV shall be deemed to be a Claim Notice in connection with all Sections of this Article XIV, pursuant to which the Person asserting such claim has any right to be indemnified, defended or held harmless.

(c)        Notwithstanding any provisions to the contrary contained in this Article XIV, the right of any Person to be indemnified, defended or held harmless in connection with any claim pursuant to any Section of this Article XIV shall be reduced (i) to the extent that such Person is or has been indemnified, defended or held harmless with respect to such claim, pursuant to any other provisions of this Agreement or any of the Related Agreements and (ii) by any insurance proceeds or other similar payment actually received by the Indemnified Party as a result of the events giving rise to the claim for indemnification.

(d)        In the event that an Indemnified Party has a right of recovery against any third party with respect to any Damages in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then (i) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Damages; and (ii) such Indemnified Party shall execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights.

(e)        An Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(f)        In the event of any conflict between this Article XIV and any other provisions of this Agreement or the Related Agreements, this Article XIV shall prevail.

14.06         Right to Cure. Any Party that is obligated to indemnify, defend or hold harmless any Person pursuant to any provision of this Article XIV shall have the right to cure, within a reasonable time, not to exceed thirty (30) days after receipt of written notice, and in a manner reasonably satisfactory to such Person, any matter giving rise to such obligation; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate.

ARTICLE XV

MEDIATION/ARBITRATION

15.01         Dispute Resolution. Any dispute, claim, or controversy arising out of or relating to this Agreement, or the performance, breach, validity, interpretation, application, or termination thereof (“Dispute”) whether based on contract, tort, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this section) shall be settled by mediation and consultations between the Parties initiated upon the written notice (the “Mediation Notice”) of any Party. In the event of failure of such mediation and consultations to settle such Claim in a manner acceptable to all Parties within thirty (30) days following the Mediation Notice, then any such Claim shall be finally resolved by arbitration initiated upon the written notice (the “Arbitration Notice”) of any Party. The arbitration shall be conducted in accordance with this Agreement and the then current American Arbitration Association Commercial Arbitration Rules (the “AAA Rules”) applying the Expedited Procedures of such AAA Rules, and judgment on the award may be entered in any court having jurisdiction thereof.

15.02     Seat of the Arbitration and Governing Law.

(a)        The seat of the arbitration shall be New York, New York or such other major city as mutually agreeable to the Parties.

(b)        Upon agreement of the Parties and the arbitrators, pre-hearing conferences may be held in other locations, however the seat of the arbitration will be deemed to remain unchanged and any awards or orders will be deemed to have been made at the seat of the arbitration.

(c)        The arbitrator(s) shall decide the issues submitted as arbitrators at law only and shall base its award, and any interim awards, upon the terms of this Agreement and the substantive laws of the State of Delaware, excluding the conflicts provisions of such law. The Panel is not empowered to and shall not act as amiable compositeurs or ex aequo et bono.

15.03         Selection and Appointment of Arbitrator(s).

(a)        In the event that any Party’s claim or counterclaim equals or exceeds one million dollars ($1,000,000), exclusive of interest or attorneys’ fees, the Dispute shall be heard and determined by three (3) arbitrators; otherwise, the Dispute shall be heard and determined by one (1) arbitrator each of whom shall be independent and impartial.

(b)        In the event that one (1) arbitrator shall hear the Dispute, the Parties shall attempt to agree upon a qualified individual to serve as arbitrator. If the Parties are unable to so agree within thirty (30) days of the Arbitration Notice, then the arbitrator shall be selected and appointed in accordance with the procedure set out in Section 15.03(e) of this Agreement. The arbitrator selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute.

(c)        In the event that three (3) arbitrators shall hear the Dispute, the Parties shall, within ten (10) days after the Arbitration Notice, each select one person to act as arbitrator. The two arbitrators so selected shall, within ten (10) days of their appointment, select a third arbitrator who shall serve as the chairperson of the Arbitral Panel. The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute.

(d)        If there are multiple claimants or multiple respondents in any arbitration having three arbitrators, and such claimants or respondents are unable to agree among themselves on the selection and appointment of an arbitrator within ten (10) days after the Arbitration Notice, then that arbitrator shall be selected and appointed in accordance with the procedure set out in Section 15.03(e) of this Agreement.

(e)        If a Party fails to appoint an arbitrator as provided herein, or if the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator within ten (10) days of their appointment, then that arbitrator shall be selected and appointed pursuant to the selection procedure set forth in the AAA Rules; provided, however, that such selection and appointment shall be conducted on an expedited basis and shall be completed within thirty (30) days from the Notice of Arbitration.

(f)        Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy on the Panel. The vacancy shall be filled by the method by which that arbitrator was originally appointed.

(g)        The arbitrator(s) shall be bound by and shall follow the then current ABA/AAA Rules of Ethics for Arbitrators.

15.04         Pre-Hearing Procedure and Disposition.

(a)        At the request of a Party, the Panel may take such interim measures and make such interim orders as it deems necessary, including measures for the preservation of assets, the conservation of goods, or the sale of perishable goods. The Panel may require appropriate security as a condition of ordering such measures.

(b)        At any time after the Panel is constituted and upon motion of any Party, the Panel shall hear and determine any preliminary issue of law asserted by a Party to be dispositive, in whole or in part, of any claim or defense, pursuant to such procedures as the Panel deems appropriate.

(c)        At any time after the Panel is constituted and upon motion of any Party, the Panel may summarily determine and dismiss, in whole or in part, any claim or issue in dispute (i) if the Party asserting it has failed to state a claim as a matter of law, or (ii) if the pleadings and evidence show that no genuine issue of material fact exists with respect to any element of the claim or defense and that the moving Party is entitled to disposition of the claim or defense as a matter of law.

(d)        If the Panel deems it appropriate, keeping in mind the expedited nature of proceedings pursuant to this Agreement, the arbitral proceedings may be bifurcated according to claims or issues, and claims or issues may be heard and determined separately as may be appropriate.

15.05         Statute of Limitations. Subject to Section 14.04, any Claim by a Party shall be time-barred if the asserting Party commences arbitration with respect to such Claim later than two (2) years after the cause of action accrues. All statutes of limitations and defenses based upon passage of time applicable to any Claim of a defending Party (including any counterclaim or setoff) shall be tolled while resolution of the dispute is pending from the time of the Mediation Notice.

15.06         Discovery.

(a)        The Panel shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer up to ten (10) interrogatories (including subparts), to respond to up to ten (10) requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed. Any additional discovery shall only occur by agreement of the Parties or as ordered by the Panel upon a finding of good cause.

(b)        The Panel shall take into account applicable principles of legal privilege and related protections, such as those involving the confidentiality of communications between a lawyer and a client and the work product of a lawyer, and no Party or witness may be required to waive any privilege recognized at law. The Panel shall issue orders as reasonably necessary to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed.

15.07     Awards and Relief.

(a)        All awards shall be in writing and shall state the reasoning upon which the award rests. Any award shall be made and signed by at least a majority of the arbitrators.

(b)        The Parties hereby waive any claim to exemplary, punitive, or similar damages in excess of compensatory damages, attorneys’ fees, costs, and expenses of arbitration, and the Panel is not empowered to and shall not award exemplary, punitive, or similar damages in excess of compensatory damages and attorneys’ fees, costs, and expenses of arbitration.

(c)        The Panel is expressly empowered to grant any remedy or relief not expressly prohibited herein available under the applicable law, including specific performance of this Agreement to the extent allowed by law, declaration of the validity, meaning, and effect of this Agreement and the rights or duties of the Parties hereunder, and, to the extent allowed by law, prohibiting or mandating actions by a Party with respect to the performance of this Agreement or matters arising out of or in connection therewith.

(d)        In its award, the Panel may apportion the costs of arbitration between or among the Parties in such manner as it deems reasonable, taking into account the circumstances of the case, the conduct of the Parties during the proceedings, and the result of the arbitration, including requiring one Party to bear all or the majority of such costs.

(e)        In the event that any Party fails or refuses to participate in arbitration as provided herein, the Panel is authorized to determine whether the failure to participate in the arbitration was due to the bad faith of a Party, and if so may award to the other Party or Parties all costs associated with the arbitration, including attorneys’ fees and costs, arbitrator’s fees, and administrative fees.

(f)        Unless otherwise ordered by the Panel as part of its award, each Party shall bear its own costs and expenses and the costs of arbitration, and the fees and expenses of the arbitrators and of any expert or other assistance engaged by the Panel shall be borne by the Parties to the arbitration in equal shares.

15.08         Effect of Failure to Participate or to Pay Advances of Costs and Fees.

(a)        The failure or refusal of any Party, having been given due notice thereof, to participate at any stage of the dispute resolution proceedings shall not prevent the proceedings from continuing, nor shall such failure or refusal impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

(b)        If any Party fails to timely pay an advance on fees and costs ordered by the Panel or the AAA within twenty (20) days after the date set for such deposit, that Party shall be deemed to be in default. The Panel and/or the AAA shall then determine whether the funds on deposit are sufficient to satisfy the anticipated estimated expenses for the proceeding to continue on an expedited basis without the participation of the defaulting Party. If so, the proceeding will continue without the participation of the defaulting Party, and the Panel may enter an award on default. Prior to entering an award on default, the Panel shall require the non-defaulting Party to produce such evidence and legal argument in support of its contentions as the Panel may deem appropriate. The Panel may receive such evidence and argument without the defaulting Party’s presence or participation. If the funds on deposit are deemed insufficient to satisfy the estimated costs of continuing as provided herein, the non-defaulting Party may make all or part of the requested deposit in an amount sufficient to allow the proceeding to continue without the participation of the defaulting Party. If the non-defaulting Party chooses not to make the requested deposit, the Panel may suspend or terminate the proceedings.

15.09         Adherence to Time Limits.

(a)        In accepting appointment, the arbitrator(s) shall commit that their schedules permit them to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Dispute within the time periods set by this Agreement and by the AAA Rules.

(b)        Any time limits set out in this dispute resolution agreement or in the AAA Rules may be modified upon written agreement of the Parties and the Panel or by order of the Panel.

(c)        Any failure of the Panel to satisfy such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

15.10         Interim Measures from the Courts in Aid of Arbitration.

(a)        At any time after submission of a written notice of arbitration, any Party may request a court of competent jurisdiction to grant interim measures of protection:

(a) to preserve the status quo pending resolution of the Dispute; (b) to prevent the destruction of documents and other information or things related to the Dispute; (c) to prevent the transfer, dissipation, or hiding of assets; and/or (d) to aid the arbitral proceedings and the award. A request for such interim measures to a judicial authority shall not be deemed incompatible with or a waiver of a Party’s right to arbitrate a Dispute.

(b)        The Parties agree that a court at the seat of the arbitration at the request of a Party, or the Panel with the consent of all Parties, may consolidate two or more arbitral proceedings among the Parties to this Agreement if there exist common questions of law or fact.

15.11         Consent to Jurisdiction. The Parties hereby consent to the non-exclusive jurisdiction of the state or federal courts of Delaware for the enforcement of any award rendered by the Panel.

15.12         Confidentiality. Unless the Parties agree otherwise, the Parties, the arbitrator(s), and the AAA shall treat the dispute resolution proceedings provided for herein, any related disclosures, and the decisions of the Panel, as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings, such as a judicial challenge to, or enforcement of, the arbitral award, and unless otherwise required by law to protect a legal right of a Party.

15.13         Survival. The terms of this Article XV shall survive the termination or expiration of this Agreement.

ARTICLE XVI

TECHNOLOGY TRANSFER

16.01         Grants to I ntellectual Property. Seller shall grant and hereby does grant to Buyer, effective as of the Effective Time, for Use by Buyer solely in the internal operations of the Refinery in a manner substantially similar to the Operations, a non-exclusive, irrevocable (except as provided in this Article XVI) royalty-free, paid-up license or sublicense (both, as the case may be, without a right to sublicense or transfer except as expressly provided in this Article XIV) to Intellectual Property, which exists at the Effective Time and which is or has been in Use in the Operations. By executing this Agreement, effective as of the Effective Time, Buyer is assuming the relevant duties and obligations of Seller regarding the use of the Intellectual Property that is licensed herein under the Technology Transfer Agreement (“TTA”) attached as Exhibit I, including the confidentiality obligations of Article VI therein.

16.02         Exclusions to Grant of 16.01. For avoidance of doubt, in the grant provisions of Section 16.01, sublicense of Intellectual Property by Seller does not include any intellectual property outside the grant of Section 2 of the TTA.

16.03         Transfer of Intellectual Property. In the event Buyer transfers or pledges to any Person, ownership of the Refinery, or any part thereof, the license granted in Section 16.01 may be extended to such transferee or lender subject to outstanding obligations to third parties and subject to an assumption in writing of all relevant duties and obligations under the applicable portions of this Article XVI. Any obligations of confidentiality in this Agreement or in the TTA, and any liability accrued hereunder with respect thereto, shall survive such transfer.

16.04         Licensed Technology Rights.

(a)        Assignable Licensed Technology Rights. Seller shall transfer or cause the transfer of Licensed Technology Rights that are freely transferable and shall grant all rights and interest in the Licensed Technology Rights listed on Schedule 16.04(a), by assignment or sublicense as the case may be. Seller agrees that all royalties, licensing fees and similar costs for Licensed Technology Rights listed on Schedule 16.04(a) shall be fully paid up for Use by Buyer solely in the internal operations of the Refinery in a manner substantially similar to the Operations. Buyer is aware that these rights are Licensed Technology Rights where such rights are (i) freely transferable without the permission of the licensor or vendor, (ii)such Licensed Technology Rights are or have been in Use by Seller or its Affiliates at the Effective Time and (iii) where such transfer would not require Seller or Shell Oil Company or its Affiliates to forego future Use of the Licensed Technology Rights for its or their own benefit as currently permitted under the Licensed Technology Rights. Any fees required to be paid for such transfer shall be paid by Seller.

(b)        Non-assignable or non-transferable Licensed Technology rights. Buyer recognizes that the Licensed Technology Rights listed on Schedule 16.04(b) are not freely assignable without the permission of the respective licensor or vendor. Seller agrees that all royalties, licensing fees and similar costs for Licensed Technology Rights listed on Schedule 16.04(b) shall be fully paid up for Use by Buyer solely in the internal operations of the Refinery in a manner substantially similar to the Operations. Seller or its Affiliate, at the written request of Buyer, agrees to contact the licensor or vendor and seek a permitted transfer of the Licensed Technology Rights or obtain a new, non-transferable license for Use by Buyer solely in the internal operations of the Refinery in a manner substantially similar to the Operations. In that event, all fees and costs necessary to transfer the Licensed Technology Rights or to acquire a new license commensurate therewith to Buyer, shall be paid by Seller. Seller shall or shall cause its Affiliate to make a good faith attempt to maintain the status quo of such non-assignable non-transferable Licensed Technology Rights until Seller can secure transfer or a new license to Buyer.

(c)        Licensed Technology Rights not on Schedules 16.04(a) and (b). Both Buyer and Seller recognize that, because of the complexity of the sale of the Refinery to Buyer, some relevant Licensed Technology Rights for the internal operations of the Refinery may not be included on either Schedules 16.04(a) and 16.04(b). In that event, and where the exclusion of such Licensed Technology Rights will have a Material Adverse Effect on the internal operations of the Refinery, Seller agrees to use commercially reasonable efforts to transfer such Licensed Technology Rights to Buyer for Use solely in the internal operations of the Refinery in a manner substantially similar to the Operations at the lowest possible cost of transfer, provided that any reasonable fees necessary to implement such transfer shall be borne exclusively by Seller.

(d)        It is understood that Licensed Technology Rights were acquired by Seller subject to certain third party obligations. In any assignment, or issuance of a sublicense or new license to Buyer of any such third party Licensed Technology Rights under this Section,

Buyer agrees to assume all obligations necessary to enable Buyer to Use such Licensed Technology Rights in the internal operations of the Refinery. For avoidance of doubt, Seller shall not be obligated to extend to Buyer or maintain for Buyer such third party Licensed Technology Rights in the same manner and to the same extent as practiced by Seller prior to the Effective Time, where the extension or maintenance of such rights would be to the detriment of the rights of Seller or any of its Affiliates to practice under its own rights and licenses.

(e)        Seller shall have the right to terminate any extension of any assignment or sublicense to Buyer under this Section 16.04, at any time, where Buyer is materially in default of any of the material obligations undertaken by Buyer in connection with the extension of such assignment or sublicense including any obligation on the part of Buyer to make payments provided that no such termination shall occur prior to thirty (30) days after notice to Buyer identifying such assignment or sublicense and to the extent of the default, further specifying the reasons for and intention to so terminate and, provided further, that termination shall not occur if Buyer provides proof of a complete cure to said material default during such thirty (30) days notice period.

16.05         Term and Termination. The grants made in Sections 16.01 shall not be subject to any term.

16.06         Representations and Warranties.

(a)        Seller represents and warrants that it has the right to grant the licenses of Intellectual Property as set forth in Section 16.01; and that to the Knowledge of Seller there is no Material Adverse Effect or claim of ownership to any Intellectual Property licensed pursuant to this Article XVI.

(b)        Seller represents and warrants that, to the Knowledge of Seller, that (i) there are no facts that would support a claim that may result in losses having a Material Adverse Effect in Buyer’s Use of the Intellectual Property licensed pursuant to this Article XVI solely in the internal operations of the Refinery in a manner substantially similar to the Operations and (ii) the Intellectual Property licensed pursuant to this Article XVI does not materially infringe or otherwise violate any intellectual property right of a third party except as provided in Schedule 16.06(b).

(c)        Except as otherwise stated in this Article XVI, any oral or written report, data or other information provided to Buyer hereunder, whether provided under license or otherwise, shall be provided on an “as is” basis without any warranties, express or implied including the results or effects obtained through use of information, or that it is fit for any use intended or can be used without infringing the patent or copyright rights of a person. Without any limitation on the preceding, any implied warranty of merchantability and fitness for a particular purpose is expressly excluded from this Article XVI with respect to any information provided hereunder. EXCEPT for any breach of a representation and warranty set forth in Section 16.06(a) and 16.06(b) for which a Party shall be entitled to damages, in no event will any party be liable for loss of profits, or indirect, consequential (except for breach of confidentiality) or special damages resulting from the other Party’s use or disclosure of any information. The use by Buyer of Intellectual Property or Confidential Information disclosed hereunder by Seller to Buyer shall be solely at Buyer’s own risk and Seller shall not be liable for any damage resulting from inaccuracy, incorrectness, unsoundness, or unreliability in the Use thereof, whether or not such liability is cause by the negligence of Seller.

16.07         Export Control. Buyer agrees to comply with any applicable U.S. export control laws and regulations in regard to any information or data covered by this Article XVI.

16.08         Miscellaneous. Buyer shall not be entitled to receive and Seller and its Affiliates shall have no obligation to provide any modifications, enhancements or upgrades made by Seller or its Affiliates to any Intellectual Property or Licensed Technology Rights subsequent to the Closing. All rights not expressly granted in this Article XVI to Buyer are retained by Seller and its Affiliates.

ARTICLE XVII

RISK OF LOSS

The risk of damage, destruction, or other loss to or of the Acquired Assets shall remain with Seller from and after the execution of this Agreement and until the Effective Time, at which time Seller shall place Buyer in possession of the Acquired Assets; and from and after the Effective Time, all risks of damage, destruction, or other casualty loss to or of the Acquired Assets (to the extent not attributable to any breaches of a representation, warranty, covenant or agreement of Seller hereunder) shall be borne solely by Buyer.

ARTICLE XVIII

COMMISSIONS AND FINDER’S FEES

Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that it has not engaged any broker, finder, or agent in connection with the transactions contemplated hereunder and has not incurred any unpaid liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to such transactions; and each agrees to indemnify the other against any claims asserted against the other for any such fees or commissions by any Person purporting to act or to have acted for or on behalf of the Indemnifying Party.

ARTICLE XIX

TERMINATION OF AGREEMENT

19.01         Termination of Agreement. The Parties may terminate this Agreement, as provided below:

(a)        Buyer and Seller may terminate this Agreement by mutual written consent at any time before the Closing;

(b)        Buyer may terminate this Agreement by giving written notice to Seller at any time before Closing if the Closing shall not have occurred on or before October 1, 2004 or such later date as the Parties agree in writing (the “Termination Date”) (unless the failure to close is due (i) primarily to Buyer breaching any representation, warranty or covenant contained in this Agreement or (ii) to the waiting period referred to in the HSR Act applicable to this transaction having not expired or been terminated as of the Termination Date);

(c)        Seller may terminate this Agreement by giving written notice to Buyer at any time before the Closing if the Closing shall not have occurred on or before the Termination Date (unless the failure to close is due (i) primarily to Seller breaching any representation, warranty or covenant contained in this Agreement or (ii) to the waiting period referred to in the HSR Act applicable to this transaction having not expired or been terminated as of the Termination Date);

(d)        in the event the waiting period referred to in the HSR Act applicable to this transaction has not expired or is not terminated as of October 1, 2004 then the Termination Date shall be extended to such date as the Parties mutually agree but in the event the Parties do not mutually agree then the Termination Date shall be extended to December 31, 2004 and any of the Parties may terminate this Agreement by giving written notice to the other Parties in the event such waiting period has not expired or been terminated by such extended Termination Date;

(e)        Buyer or Seller may terminate this Agreement if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

(f)        Buyer or Seller may terminate this Agreement pursuant to Sections 7.04 or 12.01.

19.02         Effect of Termination. If any Party terminates this Agreement pursuant to Section 19.01 hereof, all rights and obligations of the Parties with respect to any Acquired Assets under this Agreement shall terminate without any liability of any Party to any other Party (except as provided in this Section 19.02, and for any liability of any Party then in breach); provided that the confidentiality provisions contained in the Confidentiality Agreement and the provisions of Section 20.15 hereof shall survive termination.

ARTICLE XX

MISCELLANEOUS

20.01         Entire Agreement; Amendments. This Agreement and the Related Agreements, including their Exhibits and Schedules, and other writings referred to herein or delivered pursuant hereto which form a part hereof, including the Confidentiality Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein. This Agreement and the Related Agreements supersede any and all prior agreements and understandings between the Parties with respect to the subject matter hereof. This Agreement shall not be amended, altered, or modified except by an instrument in writing duly executed by the Parties hereto.

20.02         Business Day Actions. No action shall be required of the Parties except on a Business Day and in the event an action is required on a day that is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.

20.03         Invalidity. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect, unaffected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20.04         Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

20.05         Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other or subsequent breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to exercise its rights or to complain of any act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

20.06         Limitation on Benefits of this Agreement. No person or entity other than the Parties hereto (or their respective successors or assigns as permitted hereunder) is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties hereto, and the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto (or their respective successors and assigns as permitted hereunder).

20.07         Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by either Party to the other Party pursuant to this Agreement or the Related Agreements shall be in writing and shall be (i) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; (ii) transmitted by hand or courier delivery; or (iii) sent by telegram, facsimile, or telex, addressed in each case as follows:

(i)        If to Seller:

Motiva Enterprises LLC

Penzoil North Tower

700 Milam, Suite 1100

Houston, Texas 77002

Attention:         President/CEO

Facsimile:         (713) 546- 8500

With a copy (which shall not constitute notice) to:

Motiva Enterprises LLC

Penzoil North Tower

700 Milam, Suite 1100

Houston, Texas 77002

Attention:         General Counsel

Facsimile:         (713) 546- 8500

(ii)        If to Buyer:

The Premcor Refining Group Inc.

1700 East Putnam Avenue, Suite 400

Old Greenwich, Connecticut 06870

Attention:         General Counsel

Facsimile:         (203) 698-7940

With a copy (which shall not constitute notice) to:

The Premcor Refining Group Inc.

1700 East Putnam Avenue, Suite 400

Old Greenwich, Connecticut 06870

Attention:         Chief Operating Officer

Facsimile:         (203) 698-7919

Each Party may designate by prior notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is actually delivered to the appropriate above listed or properly changed address or at such time as delivery is refused upon actual presentation at such address (with the return receipt, the delivery receipt, the affidavit of messenger, or the facsimile answerback being deemed prima facie evidence of such delivery). Notwithstanding the preceding, any notice, demand, request, or communication hereunder shall be deemed duly given two (2) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient.

20.08         Binding Effect. Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

20.09         Additional Actions and Documents. Each of the Parties hereby agrees to take or cause to be taken such further actions to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of transactions contemplated by this Agreement, provided that neither Party shall be obligated to make payments or incur obligations to third Parties or governmental agencies in connection therewith except to pay such Party’s reasonable expenses or to pay normal fees to governmental agencies.

20.10         Updated/Revised Schedules. The Schedules attached to this Agreement have been prepared to the best of the Parties’ knowledge, information and belief. However, each Party reserves the right to make revisions, corrections, additions or other changes to any Schedule at any time prior to Closing, provided that any such revisions, corrections, additions or other changes do not result in a Material Adverse Effect on the Operations or value of the Acquired Assets.

20.11         Place of Transfer of Title and Possession. Title to and possession of the Acquired Assets as of the Closing shall pass to Buyer in the State of Delaware. Title to and possession of any Refinery inventory in transit as of the Closing shall pass to Buyer at the place where it is then situated.

20.12         Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the conflict of laws principles of New York, and applicable United States federal law.

20.13         Publicity. At all times prior to the Effective Time, Seller and Buyer shall, and shall use their reasonable efforts to cause their Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures relating to the proposed transactions described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the other Party; provided, however, that at all times prior to the Effective Time and after the Effective Time no news release or other disclosure whatsoever may disclose the terms of this Agreement unless both Parties agree to the form and content of such disclosure, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, however, that either Party may make all disclosures which, in the written opinion of counsel, are required under applicable Legal Requirements, including regulations of the Securities and Exchange Commission with such Party giving the other Party as much advance notice thereof as is feasible.

20.14         Confidentiality.

(a)        Each of Seller and Buyer (and their respective Affiliates) acknowledges that the information and material, in whatever form, including this Agreement and the Related Agreements (collectively, the “Confidential Information”) disclosed or made available to it by, and relating to, the other (and its Affiliates) prior to the Effective Time is confidential. Each of Seller and Buyer (and their respective Affiliates) further agrees that it shall use commercially reasonable efforts not to make or permit disclosure of the Confidential

Information to any Person, other than their Affiliates and their respective stockholders, members or owners, officers, employees, advisers and representatives to whom such disclosure is necessary or convenient for the completion of the transactions contemplated by this Agreement, or any of the Related Agreements, and except in an arbitration proceeding as described in Article XV or as may be required by a court of competent jurisdiction. Each of Seller and Buyer (and their respective Affiliates) shall appropriately notify each officer, employee, adviser and representative to whom any such disclosure is made, that such disclosure is made in confidence and shall be kept in confidence and not to be Used in any capacity except for the operations of the Refinery by Buyer.

(b)        Each of Seller and Buyer (and their respective Affiliates) agrees to use diligent efforts in accordance with customary and reasonable commercial practice, and at least with the same degree of skill and care that it would manifest in protection of its own confidential information, to protect the Confidential Information.

(c)        Each of the Parties (and their respective Affiliates) agrees to notify the other promptly, in the event that it becomes aware of the unauthorized possession or use of the Confidential Information (or any part thereof) by any third Person, including any of its officers, employees, advisers or representatives. Each of Seller and Buyer (and their respective Affiliates) agrees to cooperate with the other in connection with the other’s efforts to terminate or prevent such unauthorized possession or use of its Confidential Information. Each of Seller and Buyer (and their respective Affiliates) shall pay the other’s reasonable out-of-pocket expenses in so cooperating in protecting its Confidential Information, unless the unauthorized possession or use of the Confidential Information resulted from the willful misconduct or gross negligence of the Party otherwise entitled to reimbursement of its expenses.

(d)        Each of Seller and Buyer (and their respective Affiliates) acknowledges that the other will suffer injury for which the other will not have an adequate remedy at law, in the event of a breach of the provisions of this Section 20.14, and that the other shall be entitled to injunctive relief as is reasonably necessary to prevent or curtail such breach, whether actual or threatened; provided, that, in no event (including a willful breach of this Agreement by Seller or Buyer, respectively) shall Seller or Buyer (or their respective Affiliates) be prevented from exercising all of the rights granted to it hereunder.

(e)        Notwithstanding any other provision of this Agreement, the obligations of each of Seller and Buyer (and their respective Affiliates) to maintain the confidentiality of the Confidential Information (each in such capacity a “Receiving Party”) shall not apply to any portion of the Confidential Information that:

(i)        is or becomes generally available to the public through no fault of the Receiving Party, including information in the public domain;

(ii)        the Receiving Party receives from a third party without any requirement to keep such information secret;

(iii)        the Receiving Party can prove was in its possession without any obligation of secrecy at the time of its disclosure; or

(iv)        the Receiving Party develops independently of and without reference to or use of the Confidential Information.

(f)        Seller acknowledges and agrees that, as of the Effective Time, nothing herein shall restrict the use by Buyer and its Affiliates of the Refinery Records, the same becoming property of Buyer as a consequence of the transactions contemplated herein. Except for Refinery Records, Buyer shall not use the Confidential Information with for any other purpose other than the evaluation of the transactions contemplated hereunder.

(g)        In the event of any inconsistency between the provisions of this Section 20.14 and the confidentiality provisions of any Related Agreement, the provisions of the Related Agreement shall control with respect to any matters addressed by such Related Agreement.

(h)        The provisions of this Section 20.14 shall remain in force for a period of five (5) years from the Closing Date.

(i)        At the request of Seller, Buyer shall within twenty (20) days after receiving such request return to Seller all written Confidential Information which is not a Refinery Record, including all photocopies of the same.

20.15         Costs and Expenses. Except as expressly provided herein, or in any Related Agreement, each of the Parties to this Agreement, and the Related Agreements, shall bear its own expenses incurred in connection with the negotiation, preparation, execution and Closing of this Agreement, and the Related Agreements, and the transactions provided for hereby and thereby.

20.16         Assignment. Seller may upon notice to Buyer transfer or assign any of its rights but not directly or indirectly its obligations under this Agreement without prior consent of Buyer, provided that, Seller may, assign its rights and obligations under this Agreement to an Affiliate of Seller upon delivery of a guaranty from Seller to Buyer, satisfactory to Buyer. Buyer may not directly or indirectly transfer or assign any of its rights or obligations under this Agreement without the prior written consent of Seller provided that, Buyer may transfer or assign any of its rights or obligations under this Agreement to an Affiliate of Buyer upon delivery of a guaranty from Buyer to Seller, satisfactory to Seller. Even if consent is obtained, no Party may make an assignment or delegation unless such Party delivers to the other Party hereto such written assumptions, affirmations or legal opinions as such other Party may reasonably request to preserve their rights and remedies hereunder. Notwithstanding anything contained in this Agreement or the Related Agreements to the contrary, the obligations of any Indemnifying Party to indemnify, hold harmless and defend pursuant to this Agreement shall not be assignable in whole or in part without the prior written consent of the Indemnifying Party.

20.17         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	MOTIVA ENTERPRISES LLC

	By:	/S/ CARMINE FALCONE
Carmine Falcone,
Attorney-In-Fact for Motiva Enterprises LLC

BUYER:	THE PREMCOR REFINING GROUP INC.

	By:	/S/ WILLIAM HANTKE
	Name:	William Hantke
	Title:	Executive Vice President

SCHEDULE 3.05

CONTINGENT PURCHASE PAYMENTS

Definitions. As used in this Schedule, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Annual Payment Period” shall mean the one (1) year period beginning on the Closing Date or the annual anniversary of the Closing Date, as applicable, and ending as of the day immediately preceding the annual anniversary of the Closing Date (each one year period to be defined as an “Annual Payment Period”).

“Colonial Pipeline Specifications” shall mean the product quality requirements effective as of November 2003, as specified by Colonial Pipeline Company for products that may be shipped as a Fungible Batch on Colonial Pipeline Company owned pipelines.

“Deemed Actual Cost of Freight” shall mean the deemed daily formula price for delivering crude oil to the Refinery in U.S. dollars per barrel computed as follows:

Deemed Actual Cost of Freight = (Saudi Freight × 0.42 + Venezuela Freight × 0.29 + North Sea Freight × 0.29) +                                                                 Lightering Cost

Where:

(1) “Saudi Freight” shall mean the daily formula price for delivering crude oil from the Caribbean to Delaware City, Delaware in U.S. dollars per barrel computed as follows:

Saudi Freight = World Scale Caribs to USAC / 100 × Flat Rate Eustatius to Delaware City × 70,000 / 650,000

Where:

a. “World Scale Caribs to USAC” shall mean the daily world scale rate in points for 70,000 metric ton crude vessels originating in the Caribbean destined for the U.S. East Coast as reported by Clarkson PLC.

b. “Flat Rate Eustatius to Delaware City” shall mean the daily flat rate in U.S. dollars per metric ton for crude vessels originating in Eustatius destined for Delaware City, Delaware as reported by Clarkson PLC.

(2) “Venezuela Freight” shall mean the daily formula price for delivering crude oil from Venezuela to Delaware City, Delaware in U.S. dollars per barrel computed as follows:

Venezuela Freight = World Scale Caribs to USAC / 100 x Flat Rate Puerto La Cruz to Delaware City x 70,000 /                                             500,000

Where:

a. “World Scale Caribs to USAC” shall mean the daily world scale rate in points for 70,000 metric ton crude vessels originating in the Caribbean destined for the U.S. East Coast as reported by Clarkson PLC.

b. “Flat Rate Puerto La Cruz to Delaware City” shall mean the daily flat rate in U.S. dollars per metric ton for crude vessels originating in Puerto La Cruz destined for Delaware City, Delaware as reported by Clarkson PLC.

(3) “North Sea Freight” shall mean the daily formula price for delivering crude oil from the North Sea to Delaware City, Delaware in U.S. dollars per barrel computed as follows:

North Sea Freight = World Scale North Sea to USAC / 100 x Flat Rate Flotta to Delaware City x 85,000 / 650,000

Where:

a. “World Scale North Sea to USAC” shall mean the daily world scale rate in points for 85,000 metric ton crude vessels originating in the North Sea destined for the U.S. East Coast as reported by Clarkson PLC.

b. “Flat Rate Flotta to Delaware City” shall mean the daily flat rate in U.S. dollars per metric ton for crude vessels originating in Flotta destined for Delaware City, Delaware as reported by Clarkson PLC.

(4) “Lightering Cost” shall equal $0.15 per barrel

“Deemed Five Year Historical Average Cost of Freight” shall mean the average of the daily formula price for the five consecutive years beginning January 1, 1999 and ending December 31, 2003 for delivering crude oil to the Refinery in U.S. dollars per barrel computed as follows:

Deemed Five Year Historical Average Cost of Freight = (Saudi Freight x 0.42 + Venezuela Freight x 0.29 + North Sea                                                                                                       Freight x 0.29) + Lightering Cost = $1.24 per barrel

Where:

(1) “Saudi Freight” shall equal $0.75 per barrel

(2) “Venezuela Freight” shall equal $1.15 per barrel

(3) “North Sea Freight” shall equal $1.51 per barrel

(4) “Lightering Cost” shall equal $0.15 per barrel

“Freight Adjustment” shall mean the Deemed Actual Cost of Freight for delivering crude oil to the Refinery less the Deemed Five Year Historical Average Cost of Freight for delivering crude oil to the refinery in U.S. dollars per barrel.

“Fungible Batch” shall mean a batch of petroleum product meeting a carrier’s established specifications, which may be commingled with other quantities of petroleum product meeting the same specification.

“High Sulfur Diesel Price” shall mean the arithmetic average of the high/low Platt’s New York barge posting for spot purchases of No. 2 diesel fuel (0.2 wt% sulfur diesel) representing Colonial Pipeline Company Specifications for Grade 86 for each publication day in U.S. cents per gallon.

“Low Sulfur Diesel Price” shall mean the arithmetic average of the high/low Platt’s New York barge posting for spot purchases of low sulfur diesel fuel (0.047 wt% sulfur diesel) representing Colonial Pipeline Company Specifications for Grade 74 for each publication day in U.S. cents per gallon.

“Maya Price” shall mean the following formula price of Maya crude oil in U.S. dollars per barrel for F.O.B. export sales destined for ports in the Gulf Coast region of the United States of America computed as follows:

Maya Price = (0.40 × (WTS + #6 Fuel Oil)) + (0.10 × (LLS + Brent DTD)) – Discount

Where:

(1) “WTS” shall mean the arithmetic average of the high/low Platt’s posting for each publication day for West Texas Sour crude oil in U.S. dollars per barrel.

(2) “#6 Fuel Oil” shall mean the arithmetic average of the high/low Platt’s posting for each publication day for fuel oil having a sulfur content of 3% by weight in U.S. dollars per barrel.

(3) “LLS” shall mean the arithmetic average of the high/low Platt’s posting for each publication day for Light Louisiana Sweet crude oil in U.S. dollars per barrel.

(4) “Brent DTD” shall mean the arithmetic average of the high/low Platt’s posting for each publication day for Dated Brent crude oil in U.S. dollars per barrel.

(5) “Discount” shall mean the discount pricing amount in effect for each Platt’s publication day as reported by the seller of Maya crude oil to buyers of Maya crude oil destined for delivery to ports in the Gulf Coast region of the United States of America in U.S. dollars per barrel.

(6) “Platt’s” shall mean the Platt’s Oilgram Price Report as published by McGraw Hill.

“Refinery Crack Spread” shall mean the arithmetic average of the daily formula price for each calendar month of the approximate gross margin value of the Refinery in U.S. dollars per barrel computed as follows:

Refinery Crack Spread = ((Regular Gasoline Price + RFG Regular Gasoline Price + RFG Premium Gasoline Price + High                                                    Sulfur Diesel Price + Low Sulfur Diesel Price) × 0.42 / 5) × 0.95 – Refinery Crude Price

“Refinery Crude Price” shall mean the formula price of crude oil charged to or for the Refinery in U.S. dollars per barrel computed as follows:

Refinery Crude Price = WTI Price – (0.4642 × (WTI Price – Maya Price)) + Freight Adjustment

“Refinery Crude Throughput” shall mean the monthly volume of crude oil fed to the crude unit at the Refinery, in barrels each calendar month not to exceed 180,000 barrels per day. The crude oil fed to the crude unit shall be determined by utilizing the monthly yield accounting process employed at the Refinery.

“Regular Gasoline Price” shall mean the arithmetic average of the high/low Platt’s New York barge posting for spot purchases of unleaded 87 octane conventional gasoline representing Colonial Pipeline Company Specifications for Grade M for each publication day in U.S. cents per gallon.

“RFG Premium Gasoline Price” shall mean the arithmetic average of the high/low Platt’s New York barge posting for spot purchases of unleaded 93 octane reformulated gasoline representing Colonial Pipeline Company Specifications for Grade D for each publication day in U.S. cents per gallon.

“RFG Regular Gasoline Price” shall mean the arithmetic average of the high/low Platt’s New York barge posting for spot purchases of unleaded 87 octane reformulated gasoline representing Colonial Pipeline Company Specifications for Grade A for each publication day in U.S. cents per gallon.

“Threshold Margin” shall mean the Refinery Crack Spread less $9.00 per barrel.

“WTI Price” shall mean the arithmetic average of the prompt month high/low Platt’s posting for each publication day for West Texas Intermediate crude oil in U.S. dollars per barrel.

Each of the definitions used in the calculation of the Contingent Purchase Payment shall correspond to the calendar month with respect to which the Contingency Amount is being calculated.

If any of the above published postings or definitions cease to exist or change materially, in whole or in part, the Parties shall agree on a mutually agreeable similar posting or definition as a substitute.

3.05.1        Contingent Purchase Payment. For each of the initial three (3) Annual Payment Periods, Buyer shall pay Seller an amount equal to the Contingency Amount if such amount is greater than zero, as calculated below (“Contingent Purchase Payment”), provided however, the Contingent Purchase Payment shall not exceed $25,000,000 for any Annual Payment Period and no positive or negative amount shall be carried over to a subsequent Annual Payment Period. The cumulative Contingent Purchase Payments during all Annual Payment Periods shall not exceed $75,000,000.

3.05.2        Contingency Amount. The Contingency Amount is equal to the sum of the Monthly Margin for each calendar month during an Annual Payment Period, where the

Monthly Margin = Refinery Crude Throughput × Threshold Margin × 0.20

3.05.3        Payment Schedule. As soon as practicable, but in any event no later than forty- five (45) days after the end of each Annual Payment Period, Buyer shall calculate the Contingent Purchase Payment, if any, for the completed Annual Payment Period. There will be no payment for any particular payment period if the value of a Contingent Purchase Payment is less than zero for such period. Buyer shall deliver its Contingent Purchase Payment calculations with all supporting documentation to Seller. Seller shall confirm the amount of Contingent Purchase Payment within forty-five (45) days of receipt of such complete calculations (the “Confirmation Period”).

Seller and its authorized representatives shall, at reasonable times, have access to the books and records of Buyer relating to the calculation of the Contingent Purchase Payments. Seller shall have the right to audit those records at any reasonable time during the Confirmation Period. Buyer will fully cooperate with Seller to accomplish the audit as expeditiously as possible. Seller may retain outside auditors whose costs and fees shall be borne by Seller.

Buyer’s calculation of the Contingent Purchase Payment shall be deemed to be final (absent manifest error) at the expiration the Confirmation Period unless Buyer receives a written objection to such calculation prior to the expiration of Confirmation Period. If Seller makes such objection, it shall at the same time, provide, in writing, an alternative calculation of the Contingent Purchase Payment with supporting documentation. If the Parties are unable to reach agreement on the calculation of the Contingent Purchase Payment within thirty (30) days of the expiration of the Confirmation Period, the dispute shall be resolved in accordance with Article XV of the Asset Purchase Agreement.

The payment of the Contingent Purchase Payment, if any, shall be due and payable twenty (20) days after the earlier of expiration of the Confirmation Period or the confirmation by

Seller in writing of Buyer’s calculation of the Contingent Purchase Payment. If there is a dispute, Buyer shall pay the undisputed amount, if any, within such twenty (20) day period based upon its calculation of the Contingent Purchase Payment, and the disputed amount shall be subject to the dispute resolution provisions of Article XV of the Asset Purchase Agreement.

SCHEDULE 3.06

GASIFIER PERFORMANCE PAYMENTS

Definitions. As used in this Schedule, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Annual Coke Intake” shall mean the weight of petroleum coke on a dry basis consumed at the Gasifier Complex in Short Tons during an Annual Payment Period. In the event that petroleum coke is unavailable for consumption at the Gasifier Complex because of a scheduled turnaround of the coker facility then, the Annual Coke Intake amount for such Annual Payment Period shall include an amount equal to the number of calendar days that such petroleum coke is unavailable multiplied times the average daily amount of petroleum coke consumed at the Gasifier Complex for all other calendar days of such applicable Annual Payment Period when petroleum coke is consumed at the Gasifier Complex.

“Annual Payment Period” shall mean the one (1) year period beginning on the Closing Date or the annual anniversary of the Closing Date, as applicable, and ending as of the day immediately preceding the annual anniversary of the Closing Date (each one year period to be defined as an “Annual Payment Period”).

“Short Ton” shall mean a measure of mass equal to 2,000 pounds.

3.06.1        Gasifier Performance Payments. Buyer shall pay Seller an amount (the “Gasifier Performance Payments”) based upon the Annual Coke Intake as determined in the Payment Tables in Section 3.06.3 below for the Annual Payment Periods after the Closing calculated using the following steps:

(i)        For each applicable Annual Payment Period, determine the level in the Payment Table that is labeled Annual Coke Intake (Dry Short Tons) that corresponds to the actual Annual Coke Intake for such Annual Payment Period. All subsequent steps use the figures in the table that corresponds to this level;

(ii)        Subtract the figure in the Level Threshold column from the Annual Coke Intake;

(iii)        Multiply the amount determined in step (ii) by the figure in the Level Rate column; and

(iv)        Add the amount determined in step (iii) with the amount in the Base Level Amount column.

The Gasifier Performance Payment shall not exceed $25,000,000 for any Annual Payment Period and no positive or negative amount shall be carried over to a subsequent Annual Payment Period. The aggregate Gasifier Performance Payments during all Annual Payment Periods shall not exceed $50,000,000.

3.06.2        Annual Payment Periods. A Gasifier Performance Payment, if greater than zero, shall be determined separately for each of the two (2) Annual Payment Periods after the Closing.

3.06.3        Payment Table.

For the first Annual Payment Period the following table shall be used:

Annual Coke Intake (Dry Short Tons)	Base Level Amount ($)	Level Threshold (Dry Short Tons)	Level Rate ($/Dry Short Ton)
Greater than 686,200	$25,000,000	686,200	$0.0000
From 620,501 to 686,200	$5,000,000	620,501	$304.4140
From 584,000 to 620,500	$0.00	584,000	$136.9863
Less than 584,000	$0.00	584,000	$0.0000

For the second Annual Payment Period the following table shall be used:

Annual Coke Intake (Dry Short Tons)	Base Level Amount ($)	Level Threshold (Dry Short Tons)	Level Rate ($/Dry Short Ton)
Greater than 686,201	$25,000,000	686,201	$0.000
Equal to 686,201	$10,000,000	686,200	$15,000,000.00
From 620,500 to 686,200	$0.00	620,500	$152.207
Less than 620,500	$0.00	620,500	$0.000

3.06.4        Payment Schedule. As soon as practicable, but in any event no later than forty-five (45) days after the end of each Annual Payment Period, Buyer shall calculate the Gasifier Performance Payment, if any, for the completed Annual Payment Period. There will be no payment for any particular payment period if the value of a Gasifier Performance Payment is less than zero for such period. Buyer shall deliver its Gasifier Performance Payment calculations with all supporting documentation to Seller. Seller shall confirm the amount of Gasifier Performance Payment within forty-five (45) days of receipt of such complete calculations (the “Confirmation Period”).

Seller and its authorized representatives shall, at reasonable times, have access to the books and records of Buyer relating to the calculation of the Gasifier Performance Payment.

Seller shall have the right to audit those records at any reasonable time during the Confirmation Period. Buyer will fully cooperate with Seller to accomplish the audit as expeditiously as possible. Seller may retain outside auditors whose costs and fees shall be borne by Seller.

Buyer’s calculation of the Gasifier Performance Payment shall be deemed to be final (absent manifest error) at the expiration the Confirmation Period unless Buyer receives a written objection to such calculation prior to the expiration of Confirmation Period. If Seller makes such objection, it shall at the same time, provide, in writing, an alternative calculation of the Gasifier Performance Payment with supporting documentation. If the Parties are unable to reach agreement on the calculation of the Gasifier Performance Payment within thirty (30) days of the expiration of the Confirmation Period, the dispute shall be resolved in accordance with Article XV of the Asset Purchase Agreement.

The payment of the Gasifier Performance Payment calculated for the first Annual Payment Period, if any, shall be due and payable in three (3) equal annual installments with the initial payment being due and payable upon the one (1) year anniversary of the last day of the first Annual Payment Period and a like payment being due and payable on each of the next two annual anniversary dates thereafter.

The payment of the Gasifier Performance Payment calculated for the second Annual Payment Period, if any, shall be due and payable in two (2) equal annual installments with the initial payment being due and payable upon one (1) year anniversary of the last day of the second Annual Payment Period and a like payment being due and payable on the next annual anniversary date thereafter.

If there is a dispute, Buyer shall pay the undisputed amount, if any, based upon its calculation of the Gasifier Performance Payment, and the disputed amount shall be subject to the dispute resolution provisions of Article XV of the Asset Purchase Agreement. Upon request by Seller, Buyer shall execute and deliver to Seller an interest free promissory note containing customary terms and conditions evidencing the obligation for any such Gasifier Performance Payment.

3.06.5        Sale of Gasifier Complex. If Buyer sells all or substantially all of the assets constituting the Gasifier Complex to an non-Affiliate, Buyer shall retain the Gasifier Performance Payment obligation set forth herein, and shall provide to Seller an irrevocable standby letter of credit or, by agreement of the Parties, other financial security, in an amount that shall be equal to the then outstanding Gasifier Performance Payment obligation and shall be issued by a financial institution acceptable to Seller. The form of and the conditions contained in such standby letter of credit, or if applicable such other financial security, shall be on such terms as reasonably acceptable to Seller.